                                                                       Exhibit 2

                           SALE - PURCHASE AGREEMENT
                           -------------------------



                                    Between

                             THE PORT AUTHORITY OF
                            NEW YORK AND NEW JERSEY,

                                                    SELLER,

                                      and



                           HOST MARRIOTT CORPORATION,

                                                    PURCHASER.



                             As of November 2, 1995

                               TABLE OF CONTENTS
                               -----------------

Paragraph                                                           Page
---------                                                           ----

1.      Hotel Assets; Agreement to Grant and Acquire..............   -1-

2.      Payment of the Purchase Price.............................   -4-

3.      Representations of Seller and Purchaser...................  -13-

4.      Due Diligence Period-Status of Title to the Real Property.  -21-

5.      Closing Place and Date....................................  -27-

6.      Title to the Real Property-Title Insurance................  -27-

7.      Apportionments and Adjustments............................  -28-

8.      Health Insurance Reserve..................................  -33-

9.      Employees.................................................  -33-

10.     Future Operations.........................................  -39-

11.     Damage and Destruction....................................  -41-

12.     Eminent Domain............................................  -42-

13.     Documents to Be Delivered by Seller and Purchaser.........  -43-

14      Recording Charges and Transfer Taxes......................  -46-

15.     Property of Guests........................................  -47-

16.     Default...................................................  -48-

17.     Notices...................................................  -49-

18.     Entire Agreement..........................................  -50-

19.     Amendments................................................  -50-

20.     Waiver....................................................  -50-

21.     Partial Invalidity........................................  -51-

22.     Headings..................................................  -51-

23.     Governing Law.............................................  -51-

24.     Recording.................................................  -51-

25.     Assignment................................................  -51-

26.     Parties Bound.............................................  -52-

27.     Counterparts..............................................  -52-

28.     Confidentiality...........................................  -52-

29.     Brokers...................................................  -53-

30.     Post-Closing Access to Files..............................  -54-

31.     Third Party Rights........................................  -54-

32.     Bulk Sales Laws...........................................  -54-

33.     Public Announcements......................................  -55-

34.     Conditions to Closing.....................................  -55-

35.     Rule of Construction......................................  -57-

36.     Approval of Governing Bodies..............................  -57-

37.     Miscellaneous.............................................  -58-

                           SALE - PURCHASE AGREEMENT


          THIS AGREEMENT, made as of the 2nd day of November, 1995, by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY, a body corporate and politic created by compact between the States of New York and New Jersey with the consent of the Congress of the United States of America, having an office address at One World Trade Center, New York, New York, 10048 ("Seller"), and HOST MARRIOTT CORPORATION, a Delaware corporation, having an office address at 10400 Fernwood Road, Bethesda, Maryland, 20817-1109 ("Purchaser"),


                                  WITNESSETH:
                                  -----------


          WHEREAS, Seller is the owner of certain real property and improvements thereon known as the "Vista International Hotel" (the "Hotel") and having an address at Three World Trade Center, New York, New York; and

          WHEREAS, Seller desires to lease the Hotel to Purchaser, and Purchaser desires to lease the Hotel from Seller and to acquire from Seller certain personal property used in connection with the operation of the Hotel, on the terms and conditions more specifically set forth herein; and

          WHEREAS, Seller and Purchaser desire to provide for the terms and conditions pursuant to which the closing of the transactions contemplated hereby (the "Closing") will occur;

          NOW, THEREFORE, in consideration of the covenants and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

          1. Hotel Assets; Agreement to Grant and Acquire.

          A. Hotel Assets.  As used herein, the term "Hotel Assets" shall mean
(1) the leasehold estate and other rights and interests (the "Leasehold Estate") which will be created by the execution by Seller as landlord and Purchaser as lessee of the lease agreement which, in accordance with the provisions of subparagraph (h) of Paragraph 4 hereof, is to be attached hereto, hereby made a part hereof, and marked "Exhibit A" (the "Lease") covering (1) the Hotel, including the "Building", together with all improvements, fixtures, machinery, apparatus, and fittings affixed thereto which are considered real property by operation of law and as shall be described in the Lease, the "Liberty Room" and the "Appurtenances", as such terms will be defined in the Lease, (the Building, the Liberty Room, and the Appurtenances being hereinafter referred to collectively as the "Real Property"); (2) all other machinery, apparatus, equipment, furniture, fittings, and fixtures, including portable electric, heating, plumbing, lighting, cooling, communication, and ventilation equipment, and all other personal property including advertising and promotional literature, upholstery material, carpet and rugs, all furniture, furnishings, hotel equipment, beds, bureaus, chiffonniers, chairs, chests, desks, bookcases, tables, curtains, hangings, pictures, divans, couches, ornaments, bars, bar fixtures, safes, stoves, ranges, refrigerators, radios, televisions, and other appliances, lamps, mirrors, portable generators, ice machines, portable fire prevention and extinguishing apparatus, laundry machines, individual motor drives for machines, computer hardware and software, computer data on tapes, portable exhaust fans, and all similar and related articles of personal property of every kind and nature whatsoever, to be identified on the schedule which, in accordance with the provisions of subparagraph (d) of Paragraph 4 of this Agreement is to be annexed hereto, hereby made a part hereof, and marked Schedule "A", and all of Seller's right, title, and interest in and to all tangible personal property of every kind and nature not identified on "Schedule A", wherever located, being held by or on behalf of Seller in connection with the operation of the Hotel except for such tangible personal property , if any, Interstate Hotels Corporation, the Seller's current hotel operator (the "Operator") is entitled to remove pursuant to the provisions of the existing management agreement (the "Management Agreement") currently in effect between Seller and the Operator which property is to be identified and listed on the schedule attached hereto, hereby made a part hereof, and marked Schedule "A-1" in accordance with the provisions of subparagraph (d) of Paragraph 4 of this Agreement. The personal property to be identified on Schedule A, and all such tangible personal property of every kind and nature not identified on Schedule "A", wherever located, being held by or on behalf of Seller in connection with the operation of the Hotel, other than such items of tangible personal property to be listed on Schedule A-1 are hereinafter collectively referred to as the "FF&E and Personalty"; (3) all inventories of supplies used in connection with the operation of the Hotel and located on the Real Property (collectively, the "Inventory"), including, but not limited to, paper goods, brochures, office supplies, stationery, chinaware, consumable goods, food, beverage, liquors, menu stock, glassware, kitchen utensils, linens, blankets, soap, toiletry, and other operational and guest supplies except for those items identified in Schedule "A-1"; (4) all of Seller's estate, right, title and interest in and to all those assignable equipment leases identified in the schedule attached hereto, hereby made a part hereof, and marked Schedule "B" and all such equipment leases hereafter made in accordance with the terms of this Agreement (collectively, the "Equipment Leases"); (5) all of Seller's estate, right, title and interest in and to all those assignable service, maintenance, and other agreements pertaining to the operation and maintenance of the Hotel, other than the Management Agreement, and identified in the schedule attached to this Agreement, hereby made a part hereof, and marked Schedule "C" and all such agreements hereafter made in accordance with the terms of this Agreement (collectively, the "Hotel Contracts"); (6) all of Seller's estate, right, title and interest in and to all assignable occupancy agreements and leases of non-transient tenants and occupants, commercial and residential, relating to space in the Hotel or the use of the facilities of the Hotel, including booking arrangements, and to assignable permits relating to the exercise of privileges in the Hotel, as identified in the schedule attached to this Agreement, hereby made a part hereof, and marked Schedule "D", and all such occupancy agreements and leases hereafter made in accordance with the terms of this Agreement (the "Tenant Leases"); (7) all house banks, till money, FF&E reserve accounts, operating accounts, payroll accounts, and working capital accounts maintained in connection with the operation of the Hotel, subject to the provisions of subparagraph B of Paragraph 7 of this Agreement (the "Cash Accounts"), and, subject to and in accordance with the provisions of Paragraph 8 of this Agreement, the health insurance reserve described therein; (8) all books, records, (including work papers, and tax, accounting, and other information relating to the period prior to the Closing, files, and any customer or "frequent user" lists maintained and used in the operation of the Hotel excluding intra-corporate records maintained by Seller or the Operator (collectively, the "Books"); (9) tenant deposits, service contract deposits, equipment lease deposits, and reservation deposits relating to the operation of the Hotel; (10) to the extent assignable, all those licenses and permits listed in the schedule attached to this Agreement, hereby made a part hereof, and marked Schedule "E" and all renewals thereof hereafter issued to Seller or to the Operator (collectively, the "Licenses"); (11) all Hotel accounts receivable and other Hotel current assets as described and provided for in Paragraph 7 hereof; (12) all Seller's right, title, and interest in and to (i) all assignable contract rights, including warranties and/or guaranties relating to the Building, the Liberty Room, or the FF&E and Personalty, (ii) orders for equipment and other property not yet delivered to the Hotel, and (iii) plans and specifications relating to construction work performed at the Hotel, including, without limitation, Seller's pending claim against Supreme Building Maintenance Corporation ("Supreme") for damage to the glass surface and aluminum curtain wall of the Hotel as the result of cleaning operations performed by Supreme, which claim is the subject of an action in the Supreme Court of the State of New York entitled Inhilco, Inc. v. Supreme Building Maintenance Corporation (Index No. 10600/92), it being understood that Seller makes no representation as to the validity of such action, or the likelihood that Purchaser will either obtain a favorable judgement therein, or if one is received, can obtain satisfaction thereof, and (13) all Seller's right, title, and interest in and to all other intangible property relating to the Hotel, except that Purchaser is not acquiring, and shall have no interest in and to the name "Vista International", "New York Vista", or any other name used in connection with the operation of the Hotel, except as provided in the Lease, whether or not such names are registered as trademarks, tradenames, or otherwise.

          B. Agreement to Grant and Acquire. Subject to the terms and conditions set forth herein, on the Closing Date, as hereinafter defined, Seller and Purchaser agree to enter into the Lease granting to Purchaser the rights in and to the Real Property set forth therein, and Seller agrees to transfer to Purchaser the FF&E and Personalty, the Inventory, the Equipment Leases, the Hotel Contracts, the Tenant Leases, the Cash Accounts, the Books, the Licenses, and the other Hotel Assets described in subdivisions (2) through (13) of subparagraph A of this Paragraph (the FF&E and Personalty, the Inventory, the Equipment Leases, the Hotel Contracts, the Tenant Leases, the Cash Accounts, the Books, the Licenses, and the other Hotel Assets described in subdivisions (2) through (13) of subparagraph A of this Paragraph being hereinafter referred to as the "Purchased Hotel Assets"). During the period from the execution of this Agreement until the expiration of the Due Diligence Period, as hereinafter defined, or the earlier termination of this Agreement, and thereafter until the Closing, unless this Agreement is terminated prior thereto, Seller agrees, and agrees to instruct its agents, to refrain from discussing offers or proposals respecting the Hotel with any person, firm, or corporation other than Purchaser.

          2. Payment of the Purchase Price.

          A. Purchase Price. In consideration of Seller's agreements as described in Paragraph 1B of this Agreement, the granting to Purchaser of the Leasehold Estate, and the sale of the Purchased Hotel Assets (the "Transaction"), Purchaser shall pay to Seller a purchase price (the "Purchase Price") equal to One Hundred Forty-one Million Five Hundred Thousand Dollars ($141,500,000.00) as follows:

          (i) Contemporaneously with the execution of this Agreement, Purchaser shall deposit the sum of Five Million Dollars ($5,000,000.00) (the "Down Payment") with the title insurance company chosen by Purchaser to issue the title report described in Paragraph 4 of this Agreement (the "Escrow Agent") by wire transfer of immediately available funds to an interest bearing account designated in writing by Escrow Agent. The Down Payment, and any interest or other income, or monies generated by the Down Payment or which the Down Payment may earn from time to time (the "Interest") shall be held subject to the provisions of this Paragraph; and

          (ii) At the Closing, Purchaser shall pay to Seller the difference between Seventy-six Million Five Hundred Thousand Dollars ($76,500,000.00) and the sum of (x) the Down Payment and (y) fifty percent (50%) of the Interest, by wire transfer of immediately available funds to such account or accounts as Seller shall specify by written notice to Purchaser given not less than two (2) business days before the Closing, and Seller shall receive the Down Payment, and the Interest, it being agreed that Purchaser is receiving a credit against the Purchase Price equal to fifty percent (50%) of the Interest, as described in clause (y) of this subdivision;

          (iii) Purchaser shall pay to Seller the sum of Sixty-five Million Dollars and No Cents ($65,000,000.00) at the time, in the manner, and subject to the provisions of subparagraph (O) of this Paragraph.

          B. The Purchase Price shall be allocated among the Hotel Assets in such manner as is determined by Purchaser and reasonably approved by Seller no less than two (2) business days' prior to the Closing Date and if the parties fail to agree Purchaser shall retain, at its sole cost and expense, Hotel Valuation Services (HVS), American Appraisal Associates, or another independent valuation/appraisal firm reasonably acceptable to Seller for a final and binding determination of such allocation.

          C. Upon receipt of the Down Payment Escrow Agent shall immediately (but in no event later than the end of Escrow Agent's next business day after such receipt) invest and reinvest the Down Payment daily in United States Treasury Bills. The Down Payment shall be held by Escrow Agent in a separate account (the "Escrow Account") and shall be disbursed only in accordance with the provisions of this Agreement. The Interest shall be credited by Escrow Agent to the Escrow Account, and shall be held by Escrow Agent in such account for the benefit of the party entitled to receive the Down Payment in accordance with the provisions of this Agreement. Subject to the provisions of subparagraph A of this Paragraph, the Interest shall remain the property of the party entitled to receive the Down Payment and shall be transmitted to such party simultaneously with the disbursement of the Down Payment. The Down Payment and the Interest shall be held by Escrow Agent separate and apart from other funds of Escrow Agent, Seller, or Purchaser for the benefit of the persons or parties entitled to such monies pursuant to the terms of this Agreement. The Tax Identification Numbers of Purchaser and Seller shall be furnished to Escrow Agent upon request.

          D. In the event that Purchaser elects to terminate this Agreement prior to the expiration of the Due Diligence Period, Escrow Agent, upon the receipt of a written demand therefor from Purchaser, and subject to and in accordance with the provisions of this Paragraph, shall deliver the Down Payment to Purchaser, together with the Interest, whereupon this Agreement shall be deemed cancelled and of no further force and effect. Purchaser shall also deliver to Seller copies of all surveys, title or engineering reports, and other written reports relating to the Hotel obtained by Purchaser from third parties during the Due Diligence Period.

          E. At the Closing, upon consummation of the Transaction, Escrow Agent shall pay the Down Payment to Seller together with all of the Interest.

          F. If Escrow Agent shall receive a written demand from Seller for the Down Payment, together with the Interest, stating that Purchaser has defaulted in the performance of its obligations hereunder after the expiration of the Due Diligence

Period, and briefly stating the facts and circumstances constituting such default ("Seller's Demand"), Escrow Agent shall pay the Down Payment to Seller, together with the Interest, provided, however, that Escrow Agent shall not honor such demand until ten (10) business days after Purchaser shall have received a copy of such demand by mail from Escrow Agent, nor thereafter if Escrow Agent shall have received a written notice of objection from Purchaser in accordance with the provisions of this Paragraph ("Purchaser's Objection").

          G. If Escrow Agent shall receive a written demand from Purchaser for the Down Payment, together with the Interest, stating that this Agreement has been terminated in accordance with the provisions hereof and that Purchaser is entitled to a return of the Down Payment, together with the Interest, or stating that Seller has defaulted in the performance of its obligations hereunder after the expiration of the Due Diligence Period, and briefly stating the facts and circumstances constituting such default ("Purchaser's Demand") Escrow Agent shall pay the Down Payment to Purchaser, together with the Interest, provided, however, that Escrow Agent shall not honor such demand until ten (10) business days after Seller shall have received a copy of such demand by mail from Escrow Agent, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of this Paragraph ("Seller's Objection").

          H. Demands and Objections. Upon receipt of Seller's Demand or Purchaser's Demand (a "Demand") for the Down Payment, together with the Interest, as the case may be, Escrow Agent shall give notice of such Demand to the other party (the "Other Party") in the manner specified for notices to such party as provided herein. The Other Party shall have the right to object to the release of the Down Payment, together with the Interest, by Escrow Agent by giving notice of its Seller's Objection or Purchaser's Objection, as the case may be ("Objection") to Escrow Agent in the manner specified for notices to such party as provided herein at any time prior to the expiration of ten (10) business days after the Other Party's receipt of the copy of the Demand from Escrow Agent. For purposes of this Paragraph, the ten (10) business day notice period provided for herein shall be deemed to expire at midnight on the tenth
(10th) business day following (but not including) the date of the deemed receipt of such copy of the Demand by the Other Party in accordance with the provisions of Paragraph 17 of this Agreement. Notwithstanding the foregoing, Escrow Agent may provide the Other Party, as an accommodation, with an advance copy of such Demand by personal delivery and/or telefax, but such advance notice shall not affect the notice period provided for herein. Any Objection shall set forth the basis for the Other Party's objection to the release of the Down Payment, together with the Interest, by Escrow Agent. Upon receipt of such Objection, Escrow Agent shall promptly give notice thereof to the Demanding Party.

          I. Description of Purported Default or Objection. The description of the facts and circumstances of any alleged default as set forth in any Demand, and the statement of the basis of any objection raised in any Objection, shall not be considered by Escrow Agent in the performance of its duties hereunder, but are only for the information of the Other Party.

          J. Escrow Agent's Rights in the Event of the Receipt of an Objection. In the event Escrow Agent shall have received an Objection within the time period prescribed in this Paragraph, Escrow Agent shall continue to hold the Down Payment, together with the Interest, until (i) Escrow Agent receives written notice from both Seller and Purchaser directing the delivery thereof, in which case Escrow Agent shall then deliver the Down Payment, together with the Interest, in accordance with such direction, or (ii) in the event of litigation between Seller and Purchaser, Escrow Agent deposits the Down Payment, together with the Interest, with the Clerk of the Court in which such litigation is pending, or (iii) Escrow Agent takes affirmative steps as Escrow Agent may, at Escrow Agent's option, elect in order to terminate Escrow Agent's duties, including without limitation, depositing the Down Payment, together with the Interest, in a court having jurisdiction in an action for interpleader.

          K. Escrow Agent's Right to Rely. Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be executed and presented by the proper party, and shall not be liable in connection with the performance of any duty imposed upon Escrow Agent pursuant to the terms of this Agreement, except for Escrow Agent's own gross negligence or willful misconduct. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. Escrow Agent shall not be bound by any modification of this Agreement, unless such modification is in writing and signed by Purchaser and Seller (and, if Escrow Agent's duties hereunder are affected, by Escrow Agent), and a fully executed counterpart thereof is delivered to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent's rights and obligations hereunder, or shall receive instructions from Purchaser or Seller which, in Escrow Agent's sole opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold and apply the Down Payment and the Interest pursuant to subparagraph J of this Paragraph and may decline to take any further action.

          L. Resignation of Escrow Agent. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing to Purchaser and Seller of such resignation specifying a date when such resignation shall take effect, provided that upon such resignation Escrow Agent shall either turn over the Down Payment and the Interest to a successor agreed to by Seller and Purchaser, or, in the alternative, file an interpleader action and/or deposit the Down Payment and the Interest with a court having jurisdiction in an action for interpleader as set forth in subparagraph J of this Paragraph.

          M. Indemnification. Purchaser and Seller hereby agree, jointly and severally, to indemnify and hold Escrow Agent harmless from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with this Agreement and carrying out its duties hereunder, including, without limitation, reasonable attorneys' fees to itself and/or outside counsel and/or the reasonable costs and expense of defending itself against any claim or liability.

          N. Internal Revenue Service Form W-9. Notwithstanding anything contained herein to the contrary, Escrow Agent shall not be required to disburse the Down Payment and the Interest to either party until Escrow Agent has received an Internal Revenue Service Form W-9 ("Payer's Request for Taxpayer's Identification Number") from such party.

          O. Payment of the Facility Amount to the Port Authority

          (1) For the purposes of this subparagraph (O)and for all other purposes under this Agreement the following terms shall have the respective meanings provided below:

               (i) "Annual Period" shall mean, as the context requires, the twelve month period commencing with the Closing Date and each of the twelve month periods thereafter occurring during the term of the letting under the Lease commencing on each anniversary of the Closing Date thereafter occurring during the term of the letting under the Lease provided, however, that if the Closing Date shall occur on a day other than the first day of a calendar month, the first Annual Period shall include the portion of the month in which the Closing Date shall occur following such date plus the succeeding twelve calendar months, and each subsequent Annual Period shall commence on the anniversary of the first day of the first full calendar month following the calendar month in which the Closing Date shall occur, provided, further, however, that the last Annual Period shall expire in any event on the expiration date of the term of the letting under the Lease, and the last installment of interest payable pursuant to sub-subparagraph
     (2) or (3), as the case may be, of this subparagraph, shall be prorated accordingly.

               (ii) "Quarterly Period" shall mean, as the context requires, the three month period commencing with the Closing Date and each of the three month periods thereafter occurring during the term of the letting under the Lease commencing on each anniversary of the Closing Date thereafter occurring during the term of the letting under the Lease provided, however, that if the Closing Date shall occur on a day other than the first day of a calendar month, the first Quarterly Period shall include the portion of the month in which the Closing Date shall occur following such date plus the succeeding three calendar months, and each subsequent Quarterly Period shall commence on the anniversary of the first day of the first full calendar month following the calendar month in which the Closing Date shall occur, provided, further, however, that the last Quarterly Period shall expire in any event on the expiration date of the term of the letting under the Lease, and the last installment of interest payable pursuant to sub-subparagraph (2) or (3), as the case may be, of this subparagraph, shall be prorated accordingly.

               (iii) "Facility Amount" shall mean the sum of Sixty-five Million Dollars and No Cents ($65,000,000.00) .

               (iv) "Initial Facility Amount Payment Period" shall mean the period from the Closing Date to the last day of the seventh Annual Period, both dates inclusive.

               (v) "Extended Facility Amount Payment Period" shall mean the period from the commencement of the eighth Annual Period to the last day of that Annual Period, both dates inclusive.

               (vi) "Reference Rate" shall mean the seven year treasury note rate on a specified date as determined by reference to the Federal Reserve Statistical Release H.15 (519) published by the Board of Governors of the Federal Reserve System for such date, or its successor publication. In the event that the Board of Governors of the Federal Reserve System shall cease to publish the Federal Reserve Statistical Release H.15 (519), or any successor publication, or the United States government shall cease to issue seven year treasury notes, a comparable substitute for determining the Reference Rate shall be mutually agreed upon in writing by Purchaser and Seller within thirty (30) days after notice from one party to the other of such discontinuance. In the event that Purchaser and Seller shall fail to agree upon a substitute within the time hereinabove specified then upon notice of either party such dispute shall be disposed of by arbitration in accordance with the then existing rules of the American Arbitration Association or any successor association. One half of the cost of said arbitration shall be borne by Purchaser and the other half of said cost shall be borne by Seller.

               (vii) "Base Rate" shall mean five and ninety-five one hundredths percent (5.95%) per annum.

               (viii) "Differential Rate" shall mean the Reference Rate on a specified date.

               (ix) "Initial Interest Rate" shall mean the Base Rate plus sixty-five (65) basis points.

               (x) "Subsequent Interest Rate" shall mean the Reference Rate on the expiration date of the Initial Facility Amount Payment Period plus one hundred seventy-five basis points.

          (2) During the Initial Facility Amount Payment Period, Purchaser shall pay to Seller interest on the Facility Amount at a rate equivalent to the Initial Interest Rate in twenty-eight (28) consecutive quarterly installments due and payable in arrears on the last day of the Quarterly Period in which the Closing Date shall occur, and on the last day of each Quarterly Period thereafter occurring during the Initial Facility Amount Payment Period, provided, however, that if the first day of the Initial Facility Amount Payment Period shall occur on a day other than the first day of a calendar month the first interest payment payable shall be a sum equal to the amount of the full quarterly interest payment prorated by multiplying the amount of such payment by a fraction the numerator of which is the number of days in the first Quarterly Period and the denominator of which is 90, and in the event that the last Quarterly Period to fall within the Initial Facility Amount Payment Period occurs on a day other than the last day of a calendar month the last interest payment shall be a sum equal to the full quarterly payment thereof prorated by multiplying the amount of such payment by a fraction the numerator of which is the number of days in the last Quarterly Period and the denominator of which is
90. On the last day of the Initial Facility Amount Payment Period, unless such period is extended as provided in sub-subparagraph (3) of this subparagraph, Purchaser shall pay to Seller the Facility Amount, in full, together with any accrued and unpaid interest thereon.

          (3) Purchaser shall have the right to extend the Initial Facility Amount Payment Period for one (1) additional Annual Period effective upon the expiration date of the Initial Facility Amount Payment Period provided, however, that Purchaser shall give unconditional written notice to Seller of Purchaser's election so to do subscribed by an executive officer thereof not later than six
(6) months prior to the expiration date of the Initial Facility Amount Payment Period and provided, further, however, that on the date of the giving of said notice and on the intended effective date thereof Purchaser has made all of the interest payments due as of such dates pursuant to the provisions of sub-subparagraph (2) of this subparagraph, and has not been served with a notice of default as to any Event of Default specified in the Lease, has not been served with a notice of termination thereunder by Seller, and that on both such dates the letting under the Lease is then in full force and effect. During the Extended Facility Amount Payment Period Purchaser agrees to pay to Seller interest on the Facility Amount at a rate equivalent to the Subsequent Interest Rate in four (4) consecutive quarterly installments due and payable in arrears on the last day of the Quarterly Period in which the first day of Extended Facility Amount Payment Period shall occur, and on the last day of each Quarterly Period thereafter occurring during such period. On the last day of the Extended Facility Amount Payment Period, Purchaser shall pay to Seller the Facility Amount, in full, together with any accrued and unpaid interest thereon.

          (4) Purchaser shall have the right to prepay the Facility Amount in its entirety at any time during either the Initial Facility Amount Payment Period, or the Extended Facility Payment Period provided, that in the event that such pre-payment occurs prior to the first day of the sixth calendar month immediately preceding the expiration of the Initial Facility Amount Payment Period, and at the time of such pre-payment the Differential Rate is less than the Base Rate, Purchaser shall pay to Seller simultaneously with the tender of such pre-payment a pre-payment fee in an amount equivalent to the product obtained by multiplying (x) the product obtained by multiplying (i) fifty percent (50%) of the difference between the Base Rate and the Differential Rate at the time of such pre-payment and (ii) the Facility Amount by (y) the number of years, or portions thereof, remaining in the Initial Facility Amount Payment Period. For example, if the difference between the Base Rate and the Differential Rate at the time of such pre-payment is one percent (1%), and at the time of such pre-payment there are six years left in the Initial Facility Amount Payment Period then the amount of the pre-payment fee payable by Purchaser is .005 x $65,000,000.00 x 6=$1,950,000.00.

          (5) Neither the interest payments described in sub-subparagraphs (2) and (3) of this subparagraph, nor the payment of the Facility Amount, shall be subject to abatement or suspension or reduction for any reason whatsoever, and Purchaser's obligation to make such payments shall be unaffected by any termination of the term of the letting under the Lease during either the Initial Facility Amount Payment Period or the Extended Facility Amount Payment Period. Upon any such termination, or upon a default in the payment of any one of the interest payments described in sub-subparagraph (2) or (3) of this subparagraph which continues for a period of fifteen (15) days after notice of such default from Seller to Purchaser, or upon a default in the payment of the Facility Amount, then, at the election of Seller, by notice to Purchaser, the entire Facility Amount plus the pre-payment fee, if any, due pursuant to the provisions of sub-subparagraph (4) of this subparagraph shall thereupon become immediately due and payable to Seller together with any accrued and unpaid interest thereon, and further, the failure of Purchaser to pay any interest installment described in sub-subparagraph (2) or (3) of this subparagraph, or the failure of Purchaser to pay the Facility Amount at the time and in the manner set forth in this subparagraph, notwithstanding any such election by the Port Authority, shall constitute a default under the Lease. Any payment due pursuant to the provisions of this subparagraph not paid on its specified due date shall bear interest at the default rate set forth in the Lease from the time such payment was due until the time such payment is made, but nothing herein shall, or shall be deemed to affect the Port Authority's right to exercise the rights and remedies set forth herein upon the failure to make such payment, as described above in this subparagraph.

          (6) On the Closing Date, Purchaser agrees to execute a security agreement (which security agreement is hereinafter referred to as the "Security Agreement") in the form attached hereto, marked Exhibit "B" and hereby made a part hereof creating a lien on and a security interest in the Purchased Hotel Assets (the "Collateral") for the benefit of Seller and as security for the due and punctual payment of the interest payments and the Facility Amount pursuant to this subparagraph. In connection therewith, and from time to time, and without limiting the provisions of said Security Agreement, at the request of Seller, Purchaser will execute appropriate financing statements and continuation statements in form for filing in accordance with the provisions of the Uniform Commercial Code of the State of New York. Purchaser shall have such obligations regarding the Collateral as is set forth in the Security Agreement. The Security Agreement may be executed either on the form attached hereto as Exhibit B or on a separate copy thereof. The existence of the Security Agreement shall not limit or alter any other rights or remedies of Seller under the Lease or this Agreement in the event Purchaser fails to pay any amount due Seller pursuant to this subparagraph, and Seller may from time to time and at any time elect to pursue (or not to pursue) its rights under the Security Agreement without thereby limiting, voiding or relinquishing any of its other rights or remedies under the Lease or this Agreement in the event of such non-payment.

          (7) The provisions of`this subparagraph shall survive the Closing Date and shall continue in full force and effect throughout the Initial Facility Payment Period and the Extended Facility Payment Period, unless the Facility Amount is pre-paid prior to the end of such period or periods.

          3. Representations of Seller and Purchaser.

          A. Seller's Representations. Seller represents to Purchaser as follows:

               (i) Seller is a body corporate and politic created by compact between the States of New York and New Jersey with the consent of the Congress of the United States of America, and Seller further represents to Purchaser that whenever the issue has arisen in the Federal District Courts for the State of New York, the United States Court of Appeals for the Second Circuit, and the Federal District Court and Court of Appeals for the District of Columbia, Seller has been held to be a "political subdivision" of a state; the parties acknowledge that a staff attorney in the Pre-Merger Notification Office of the Federal Trade Commission has advised Seller's and Purchaser's counsel (in an informal opinion given by telephone) that transactions by Seller do not require compliance with the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"). Accordingly, Seller does not intend to make any filing under the HSR Act;

               (ii) The execution, delivery and performance of this Agreement (including the execution and delivery of the Lease) are within Seller's power and on the Closing Date will have been duly authorized by all necessary or proper corporate and governmental action;

               (iii) This Agreement has been duly executed and delivered by Seller and upon receipt of all necessary or proper corporate and governmental action will constitute the valid and binding obligation of Seller enforceable against it in accordance with its terms, and the Lease, when executed by Seller and delivered to Purchaser, will have been duly executed and delivered by Seller and will constitute the valid and binding obligation of Seller enforceable against it in accordance with its terms. The execution, delivery and performance by Seller of this Agreement and the Lease will not (a) conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which Seller is a party or by which Seller is or may be bound, except (1) that the Management Agreement will expire on the Closing Date, and no representation is made that the Tenant Leases, Equipment Leases, Hotel Contracts, Licenses, and Union Contracts (as herein defined) will continue in full force and effect subsequent to the Closing, and (2) as otherwise set forth on the schedule attached to this Agreement, hereby made a part hereof, and marked "Schedule G", or (b) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Seller. All consents or approvals by any governmental authorities or governmental persons required in connection with the execution, delivery and performance of this Agreement and the Lease by Seller have been obtained, or will be obtained prior to Closing, and are not subject to revocation, or will not be subject to revocation on the Closing Date;

               (iv) Seller has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered the (a) the Real Property, or (b) the Purchased Hotel Assets, and has not consented in writing to any such assignment, mortgage, pledge, hypothecation or other encumbrance by the operator of the Hotel, except for the Tenant Leases, Hotel Contracts, Equipment Leases and other Permitted Exceptions (as hereinafter defined);

               (v) To the best of Seller's knowledge, there are no written Equipment Leases in effect as of the date hereof other than those set forth in Schedule "B" attached hereto, true, correct, and complete copies of which will be delivered to Purchaser during the Due Diligence Period, as hereinafter defined, and to the best of Seller's knowledge neither Seller nor the Operator has either given or received written notice of any default with respect to the Equipment Leases which remains uncured;

               (vi) To the best of Seller's knowledge, there are no written Hotel Contracts in effect as of the date hereof other than those set forth in Schedule "C" attached hereto, true, correct, and complete copies of which will be delivered to Purchaser during the Due Diligence Period, as hereinafter defined, and to the best of Seller's knowledge, neither Seller nor the Operator has either given or received written notice of any default with respect to the Hotel Contracts which remains uncured;

               (vii) To the best of Seller's knowledge, there are no written Tenant Leases in effect as of the date hereof other than those set forth in Schedule "D" attached hereto, true, correct, and complete copies of which will be delivered to Purchaser during the Due Diligence Period, as hereinafter defined, and to the best of Seller's knowledge, neither Seller nor the Operator has either give nor received written notice of any default with respect to the Tenant Leases which remains uncured;

               (viii) To the best of Seller's knowledge, there are no union contracts in effect as of the date hereof affecting the employees at the Hotel other than those set forth in Schedule "H" attached hereto (the "Union Contracts") true, correct, and complete copies of which will be delivered to Purchaser during the Due Diligence Period, as hereinafter defined;

               (ix) To the best of Seller's knowledge, there are no employees involved in the operation of the Hotel as of the date hereof other than hourly employees covered by the Union Contracts, and those other employees set forth in Schedule "I" attached hereto and made a part hereof (collectively, together with all other employees hereafter engaged by the Operator at the Hotel in accordance with the terms of the Management Agreement, the "Employees"), and to the best of Seller's knowledge, Schedule "I" accurately sets forth, with respect to each such Employee, his or her name; position; date employed and wages or salary;

               (x) To the best of Seller's knowledge, Seller has not received, and Seller has no knowledge of the receipt by the Operator of, any written notice of violation of law or ordinances, orders, licenses, requirements, or regulations of, or agreements with, any Federal, State, County, municipal, or other governmental or quasi-governmental department, agency, or authority relating to the Hotel which remains uncured, or any notices of the presence or release of any hazardous substance (as defined under environmental laws) or of any polychlorinated biphenyls, asbestos, or asbestos containing materials that constitutes a violation of environmental laws which remains uncured, and to the best of Seller's knowledge, neither Seller nor the Operator has received written notice from any such governmental authority of (a) the existence of any liens under any environmental laws, or (b) of the taking of any governmental action that could reasonably be expected to subject the Real Property to any such liens, except as set forth in Schedule "J" attached hereto and made a part hereof; true, correct, and complete copies of any agreements currently in effect between Seller or the Operator and any Federal, State, County, municipal, or other governmental or quasi-governmental department, agency, or authority relating to the Hotel shall be delivered to Purchaser during the Due Diligence Period;

               (xi) To the best of Seller's knowledge, there is no litigation or proceeding pending against, and no Notice of Claim as required under
     Section 7107 of the Unconsolidated Laws of the State of New York has been filed with, Seller relating to Seller in respect of the Hotel and/or the Hotel Assets, and to the best of Seller's knowledge there is no such litigation or proceeding pending against the Operator in respect of the Hotel, and/or the Hotel Assets, which puts at issue the validity of this Agreement, or any action to be taken by Seller pursuant hereto, or which, if determined adversely to Seller, the Hotel Assets, and/or the Operator, with respect to the Hotel, would reasonably be expected, individually or in the aggregate, giving effect to current insurance coverage, to materially adversely affect the Hotel Assets, except as set forth in Schedule "K" attached hereto and made a part hereof;

               (xii) To the best of Seller's knowledge, Schedule "L" attached hereto and made a part hereof sets forth the insurance maintained by Seller, or by the operator on behalf of Seller, in connection with the Hotel;

               (xiii) To the best of Seller's knowledge, Seller has not received any written notice of any taking or threatened taking of all or any portion of the Real Property by condemnation or eminent domain, and Seller has no knowledge of any such notice being received by its operator;

               (xiv) To the best of Seller's knowledge, there are no employee benefit plans, including but not limited to "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), whether formal or informal, written or unwritten, for any Employee which could result in any liability or obligation to Purchaser, on or after the Closing Date (as hereinafter defined) except for those set forth in Schedule "M" attached hereto and made a part hereof. Seller is not aware of any condition or circumstances under which Purchaser will have any liability or be subject to any lien under ERISA or the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the Code"), for any employee benefit plan maintained, or required to be contributed to, by any entity, including the current employer of the Employees, which is under common control or affiliated with the current employer of the Employees within the meaning of
     Section 4001 of ERISA and the regulations thereunder and/or Section 414 of the Code, except for those plans covering the Employees or former employees at the Hotel and listed on Schedule "M";

               (xv) To the best of Seller's knowledge, no fact or condition exists which would prevent or impair Seller's ability to provide to the Real Property the utilities Seller has agreed to provide pursuant to the Lease; and

               (xvi) To the best of Seller's knowledge, the Building is structurally sound except as set forth in the schedule attached hereto, hereby made a part of this Agreement and marked Schedule "O", and there are no material defects to the utility, fire, life safety, health and other systems exclusively serving the Hotel, other than those that may be set forth in an engineering survey currently being conducted by Inspection and Valuation International under contract with Joseph R. Loring & Associates at the request of Seller, it being understood that, unless waived by Purchaser, such engineering survey and the report of Claris Engineering referred to in Paragraph 4(g) of this Agreement shall be received by Purchaser within the Due Diligence Period, as such period may be extended pursuant to the provisions of Paragraph 4(g).

          B. Limitation of Seller's Representations.

          Subject to the provisions of subparagraph C of this Paragraph, all of the representations made by Seller are true and correct as of the date hereof, and will be true and correct as of the Closing Date, but shall not survive the Closing, except as hereinafter set forth. The representations and warranties set forth in subdivisions (i), (ii), and (iii) of subparagraph A of this Paragraph shall survive the Closing without limitation. The representations and warranties set forth in subdivision (iv)(a) of this Paragraph, as it relates only to the Real Property, the representations and warranties set forth in subdivision (x), as it relates only to the Building, and the representations and warranties set forth in subdivision (xiii) of this Paragraph shall not survive the Closing, All other representations and warranties set forth in this Paragraph are continuing representations and shall survive the Closing for a period of twelve (12) months subject to and in accordance with the provisions of subparagraph C of this Paragraph. Purchaser acknowledges that the Hotel is currently operated by the Operator under the Management Agreement, and that all information and representations given or made with respect to the operation of the Hotel during the term of the Management Agreement are made solely on the basis of information provided by the Operator to the employees of Seller hereinafter named in this Paragraph. Prior to the Closing Date, Seller shall promptly notify Purchaser of any modifications to such representations which are required, as the result of additional information coming to the knowledge of Seller or the operation and management of the Hotel between the date hereof and the Closing, in order to make such representations true as of the Closing Date. Notwithstanding anything to the contrary contained herein, where a representation made herein is qualified by reference to Seller's knowledge, or is made to the best of Seller's knowledge, or on the basis of the receipt by Seller of a written notice, such representation shall be deemed made solely on the basis of the actual knowledge of, or receipt of notice by, Timothy Sheehan, Seller's representative with respect to the operation of the Hotel, or Charles J. Maikish, Director of the World Trade Department of Seller. No knowledge of any other employee or representative of the Port Authority shall be imputed to Seller for the purposes of the representations and warranties herein made unless Timothy Sheehan or Charles J. Maikish shall have received actual knowledge thereof prior to the execution of this Agreement by both parties hereto.

          With respect to each of the representations set forth in subparagraph A of this Paragraph relating to the Hotel, other than the representation as to structural integrity and material defects set forth in subdivision (xvi) of subparagraph A of this Paragraph, Timothy Sheehan or Charles J. Maikish has made inquiry of the general manager of the Hotel, the comptroller of the Hotel, the Hotel's engineer, and Sidney D. Lipstein, Deputy Chief, Commercial Leases Division of the Port Authority Law Department, with respect to the representations falling within the purview of their respective functions relating to the Hotel, and has requested these designated individuals to inform Seller if they have knowledge that any such representation is untrue. Furthermore, with respect to any representation which provides that Seller has not received any notice of the occurrence of a specified event, Timothy Sheehan or Charles J. Maikish has inquired of each of the designated individuals as to whether they have received any such notice. With respect to that portion of the representation set forth in subdivision (xvi) of subparagraph A of this Paragraph relating to "structural integrity" only, the representation as to Seller's knowledge is limited to the actual knowledge of Timothy Sheehan or Charles J. Maikish after inquiry has been made by them of the Chief Engineer of the Port Authority, and as to that portion of the representation set forth in subdivision (xvi) of subparagraph A of this Paragraph relating to "material defects" only the representation as to Seller's knowledge is limited solely to the contents of the engineering report described therein. Each representation as to Seller's knowledge, or which is made as to the best of Seller's knowledge, other than that portion of the representation set forth in subdivision (xvi) of subparagraph A of this Paragraph relating to "material defects" only, shall include a representation that neither Timothy Sheehan nor Charles J. Maikish have received a written affirmative response from any of the designated individuals, except as may be indicated on an applicable schedule attached to this Agreement, and Seller shall promptly notify Purchaser in writing of any affirmative response the receipt of which was not so noted. Until the Closing Date, Timothy Sheehan and Charles J. Maikish shall make periodic inquiry of the designated individuals regarding the representations. Seller shall use reasonable efforts to obtain from the Operator appropriate certifications regarding the representations within its purview, it being understood that the Operator is under no obligation to provide such certifications. Seller shall have no obligation to spend any monies to obtain such certification, and shall have no liability if it is unable to obtain such certifications.

          C. Purchaser's Rights in the Event of Seller's Misrepresentations.

          If Purchaser shall discover on or before the Closing Date that any of the representations made by Seller in subparagraph A is or are inaccurate to such an extent that such misrepresentation or misrepresentations would result, or could reasonably be expected to result, in losses or damages to Purchaser in an aggregate present value amount in excess of Five Hundred Thousand Dollars ($500,000.00) (collectively referred to as a "Material Misrepresentation"), and Seller elects not to cause such misrepresentation or misrepresentations to no longer be a Material Misrepresentation on or before the Closing Date, then Purchaser, as its sole remedy on account of such misrepresentation or misrepresentations, may elect within five (5) days (but in any event prior to Closing) after receipt of notice from Seller of its election or the delivery of notice thereof by Purchaser to Seller as hereinafter provided, as the case may be, to either (i) waive such Material Misrepresentations and consummate the Transaction without abatement of the Purchase Price, or (ii) terminate this Agreement, in which event the Down Payment, together with the Interest, shall be delivered to

Purchaser, whereupon neither Seller nor Purchaser shall thereafter have any rights against or obligations to the other arising out of this Agreement. Nothing contained herein shall or shall be deemed to obligate Seller to spend any monies to cure any such misrepresentation. In the event that prior to the Closing Purchaser learns of any misrepresentation(s), Purchaser shall notify Seller thereof within five (5) days (but in any event prior to Closing) after discovery of each such misrepresentation, and failure to do so as to any such misrepresentation shall be deemed a waiver of such misrepresentation by Purchaser, except as set forth in the following Paragraph.

          In the event that during the twelve (12) month period following the Closing Date Purchaser discovers misrepresentations it was not aware of prior to the Closing Date, and if such misrepresentations are of such a nature that pursuant to the terms of this Agreement are to survive the Closing, and the aggregate present value amount of losses or damages to Purchaser that would or could reasonably be expected to result from such misrepresentations, together with any such misrepresentations that Purchaser was aware of prior to the Closing Date, would or could reasonably be expected to exceed in the aggregate a present value amount in excess of Five Hundred Thousand Dollars ($500,000.00), and Purchaser notifies Seller of that fact not later than five (5) days after the expiration of such twelve (12) month period, Purchaser shall be entitled to all rights and remedies available to Purchaser at law as the result of such misrepresentations, and Seller shall indemnify Purchaser and hold Purchaser harmless against any loss, damage, expense, or liability incurred by Purchaser as a result of such misrepresentations, except that in no event shall Purchaser be entitled to a right of rescission or any consequential, special, or punitive damages arising out of such misrepresentations, and Seller's indemnity shall not extend to or cover any such damages. Seller shall have no liability for any Material Misrepresentation unless Seller has received notice thereof not later than five (5) days after the expiration of such twelve month period. Except as set forth in subparagraph B and this subparagraph, no representation made by Seller in subparagraph A shall survive the Closing.

          Without limiting the generality of the foregoing, Purchaser agrees that it shall be deemed to have waived any of Seller's misrepresentations, whether discovered on, before, or after the Closing Date, which are not Material Misrepresentations, i.e. the aggregate present value amount of damages to Purchaser that would or could reasonably be expected to result from such misrepresentations does not exceed Five Hundred Thousand Dollars ($500,000.00).

          D. Purchaser's Representations. Purchaser represents to Seller as follows:

               (i) Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and as of the Closing will be qualified to do business and in good standing in the State of New York. Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

               (ii) The execution, delivery and performance of this Agreement (including the execution and delivery of the Lease) are within Purchaser's power and as of the Closing Date will have been duly authorized by all necessary or proper corporate action. This Agreement has been validly executed and delivered by Purchaser and upon receipt of all necessary or proper corporate action will constitute the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, and the Lease, when executed by Purchaser will have been duly executed and will constitute the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting the rights of creditors. The execution, delivery and performance by Purchaser of this Agreement will not
     (a) conflict with, or result in any breach or violation of or default under its certificate of incorporation or by-laws, or (b) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Purchaser. Except as provided in Paragraph 36 hereof, no consent or approval by any governmental authority or governmental person is required (or, if required, has been obtained) in connection with the execution, delivery and performance of this Agreement by Purchaser (including the execution and delivery of the Lease);

               (iii) The execution, delivery, and performance by Purchaser of this Agreement will not conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, lease, other instrument or obligation indenture, license, permit, agreement or other instrument to which Purchaser is a party or by which it is or may be bound;

               (iv) Schedule "N" attached hereto and made a part hereof sets forth the names and residence addresses as of the date hereof of the Chief Executive Officer, Chairman of`the Board, President, Chief Financial Officer, and each general partner of Purchaser, and of each person, firm or corporation having an outright or beneficial interest in twenty percent (20%) or more of the stock ownership in Purchaser. Neither Purchaser nor any person, firm or corporation listed on Schedule "N" has been convicted of or under current indictment for any crime and is not currently involved in criminal anti-trust or fraud litigation, or is under a conflict of interest as defined under the laws of the State of New York with any Commissioner of Seller;

               (v) Purchaser is not aware of any litigation or proceeding pending against or relating to Purchaser which, if determined adversely to Purchaser, would reasonably be expected, individually or in the aggregate, giving effect to current insurance coverage, to materially adversely affect the execution, delivery and performance of this Agreement by Purchaser.

          All of the representations made by Purchaser are true and correct in all material respects as of the date made, and will be true and correct in all material respects as of the Closing Date, except as otherwise disclosed to Seller. The representations made by Purchaser in this subparagraph shall survive the Closing.

          4. Due Diligence Period-Status of Title to the Real Property.

          (a) Subject to Purchaser's right of extension as provided for in subparagraph (b) of this Paragraph, Purchaser shall have until 3:00 P.M. on November 22, 1995 to perform, at its sole cost and expense, all due diligence as it deems necessary with respect to the Hotel Assets (the "Due Diligence Period"). Seller agrees to cooperate with Purchaser, and to direct the Operator to cooperate with Purchaser, to facilitate the completion of Purchaser's due diligence within the Due Diligence Period. Promptly after the execution of this Agreement, upon the request of Purchaser, Seller shall deliver to Purchaser the Management Agreement, the existing Tenant Leases, Hotel Contracts, Equipment Leases, Licenses, and any title documents and surveys relating to the Hotel Assets which Seller is aware of and has in its possession, and any environmental, zoning, and structural permits, reports, assessments, or agreements with governmental authorities pertaining to the Hotel Assets which Seller is aware of and has in its possession, and shall request the Operator to deliver any such documents in its possession, and to furnish to Purchaser and its authorized representatives such additional financial and operating data and other information as Purchaser may reasonably request, to the extent that such access and disclosure would not violate the terms of any agreement to which Seller is bound or any applicable law or regulation, provided that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with the provisions of this Agreement. Seller shall direct the Operator to provide the services and expertise of its employees and its supervisory and management personnel in connection with the Transaction, and, subject to the provisions of the Management Agreement, such employees and personnel shall be available at the Hotel.

          (b) Purchaser acknowledges that all information supplied to it by Seller, whether written or oral, including, without limitation, inspection reports, engineering and environmental studies, statements of income and expenses, other financial data and records, other documents relating to the use and occupancy of the Hotel, and all other matters relating to the condition, suitability, integrity, marketability, or other attributes of the Hotel Assets are being furnished to Purchaser as a courtesy only, and that as of the Closing Date Purchaser will have made such independent investigations as it deems necessary with respect to the Hotel Assets. Purchaser represents that as of the Closing Date it will be thoroughly familiar with the physical condition of the Hotel Assets, and neither Seller nor any of its employees, agents, accountants, attorneys, or representatives have made, nor does Seller make, and Seller is unwilling to make, any verbal or written representations or warranties whatsoever as to (i) the physical condition, the manner, construction, condition, and state of repair of the Hotel Assets, the quality, fitness or quantity thereof, or the uses which can be made thereof, (ii) the zoning, environmental and other laws, regulations and rules applicable to the Hotel Assets or the compliance by the Hotel Assets therewith, or (iii) any other matter or thing affecting or related to the Hotel Assets, and Purchaser has not relied and will not rely on any such representations and hereby expressly acknowledges that no such representations have been made, except as otherwise expressly set forth in this Agreement. Purchaser further acknowledges that it has inspected, or will inspect, the Hotel Assets and agrees to acquire and accept the Hotel Assets on an "AS IS" "WHERE IS" basis as of the date hereof, subject to reasonable wear, tear, and deterioration and, subject to Paragraph 11 hereof, damage or destruction between the date hereof and the Closing Date. EXCEPT AS HEREIN SPECIFICALLY SET FORTH, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION LAW, OR OTHERWISE, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR PARTICULAR PURPOSE OF THE HOTEL ASSETS. Seller shall not be liable for or bound by any verbal or written statements, representations, real estate broker's "setups" or information pertaining to the Hotel furnished by any real estate broker, agent, employee, servant or any other person, including, without limitation, Eastdil Realty Company L.L.C. or Knight, Frank & Rutley International, unless the same are specifically set forth herein.

          (c) Purchaser represents that it has requested Commonwealth Land
Title Insurance Company (the "Title Company"), to issue a title insurance report relating to the Real Property during the Due Diligence Period. Purchaser understands that

Seller has requested Joseph R. Loring & Associates, Inc. to contract with Inspection and Valuation International to prepare a current engineering survey of the Real Property during the Due Diligence Period, and Purchaser represents that it has requested Claris Engineering to confirm the results of such engineering survey and to provide a report to Purchaser. Purchaser shall arrange for copies of the title insurance report and the report on the engineering survey to be delivered to Seller Attention: Sidney D. Lipstein, Deputy Chief, Commercial Leases Division. During the Due Diligence Period, Purchaser shall arrange for the Title Company to issue a commitment (with appropriate back-up) to issue a title policy, insuring, at premium rates consistent with the rates for comparable insurance in the Borough of Manhattan, Purchaser's interests in the Real Property in an amount not to exceed the Purchase Price, subject only to the Permitted Exceptions, as hereinafter defined, (the "Title Policy").

          (d) During the Due Diligence Period Purchaser may, during the hours 9 a.m. to 5 p.m., and upon reasonable advance notice to Seller, at Purchaser's sole expense, cause the Hotel Assets and all utility and service systems, to be inspected by such engineers, architects and others acting on behalf of Purchaser, as Purchaser may designate. Promptly after the execution of this Agreement, Seller and Purchaser shall jointly cause a full or partial physical count of the FF&E and Personalty or the Inventory to be made and shall prepare and agree upon a schedule thereof to be annexed to this Agreement, made a part hereof, and marked Schedule "A", and shall agree on such additions to Schedule A-1 as may be required to indicate items which may be removed from the Hotel by the Operator pursuant to the Management Agreement. Purchaser may affix temporary identification tape to such items for the purpose of conducting such inventory. Subject to the provisions of Paragraph 10 of this Agreement title to all of the FF&E and Personalty and Inventory so counted and scheduled, together with title to the other Purchased Hotel Assets shall be conveyed to Purchaser on the Closing Date. Such inspection and count shall be conducted in a manner and at such times as shall not interfere with the use and occupancy of the Hotel by any guests, tenants, employees or occupants. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, costs and expenses, including reasonable attorneys' fees, arising in connection with such inspections, except for such claims, losses, liabilities, costs and expenses arising solely as a result of Seller's affirmative acts, or the affirmative acts of the Operator.

          (e) AT ANY TIME PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, BY NOTICE TO SELLER GIVEN PRIOR TO SUCH EXPIRATION, PURCHASER MAY TERMINATE THIS AGREEMENT WITH OR WITHOUT CAUSE IN WHICH EVENT THE DOWN PAYMENT AND THE INTEREST SHALL BE DELIVERED TO PURCHASER WHEREUPON NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER OBLIGATION TO THE OTHER, OR ANY RIGHTS AGAINST THE OTHER ARISING OUT OF THIS AGREEMENT EXCEPTING ONLY PURCHASER'S OBLIGATION TO INDEMNIFY SELLER AGAINST CLAIMS,

LOSSES, LIABILITIES, COSTS, AND EXPENSES ARISING OUT OF THE EXERCISE BY PURCHASER OF ITS DUE DILIGENCE ACTIVITIES, WHICH OBLIGATIONS SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT. TIME IS OF THE ESSENCE REGARDING THE TIME PERIOD SET FORTH IN THIS PARAGRAPH SUBJECT TO ITS BEING EXTENDED IN ACCORDANCE WITH THE PROVISIONS OF THIS PARAGRAPH.

          (f) Without limiting the generality of the foregoing, or Purchaser's right to terminate this Agreement during the Due Diligence Period, Purchaser understands that on the Closing Date, the Hotel Assets shall be conveyed subject only to the following (collectively, the "Permitted Exceptions"):

                    (i) the Tenant Leases, transient occupancies, and advance bookings shown on the applicable schedules annexed to this Agreement, or entered into in accordance with the provisions of Paragraph 10 hereof; and

                    (ii) all of the following to the extent, if any, they affect the Hotel Assets:

               (1) all those covenants, easements, agreements, restrictions, liens, and other matters set forth in the schedule attached hereto, hereby made a part hereof, and marked Schedule "P";

               (2) any state of facts a current and accurate survey of the Real Property would show, including, without limitation, possible projections, affixations, and/or encroachments, if any, of the Building, Building walls, foundations, retaining walls, party walls, stoops, areas, steps, sills, trim, cornices, canopies, standpipes, fire escapes, coal chutes, casings, ledgers, water tables, lintels, porticos, bay windows, hedges, cellar doors, keystones, sidewalk elevators, fences, beams, and the like on, under or above any streets or premises adjoining the Real Property, or within any set-back areas, and similar encroachments of adjoining premises, and the variations between the lines of record title and fences, retaining walls, hedges, and the like;

               (3) all building, zoning, environmental and other laws, resolutions, codes, restrictions, ordinances, regulations and any amendments thereof or additions thereto now or hereafter enacted by any governmental authority having jurisdiction over the Real Property or any part thereof;

               (4) any financing statements, chattel mortgages, conditional bills of sale or other forms of security interests (i) against personalty not owned by Seller but in which Seller has an interest which is being conveyed as part of the Transaction, reflecting the permitted ownership or pledge of such personalty by a third party, or (ii) which has been removed from the Real Property prior to the execution of this Agreement and is not being conveyed as part of the Transaction, or (iii) filed more than five
     (5) years prior to the Closing Date and not continued;

               (5) those violations of law, regulations, ordinances, orders or requirements listed in Schedule "J", and any violations notice of which is given during the period between the expiration of the Due Diligence Period and the Closing Date to the extent the cost of curing such violations does not exceed $500,000.00;

               (6) possible variations between the actual description of all or any portion of the Real Property and the tax lot designation;

               (7) any and all levies of assessments of federal, state and/or municipal authorities or installments thereof becoming liens or payable subsequent to the date hereof or adjusted for as provided in Paragraph 7 hereof;

               (8) liens for taxes and water and sewer charges not yet due and payable or adjusted for as provided in Paragraph 7 hereof; and

          (9) the Hotel Contracts, Equipment Leases and Union Contracts.

          (g) Subsequent to the expiration of the Due Diligence Period, Seller shall and does hereby grant to Purchaser a right of entry, at reasonable times, at Purchaser's sole cost and expense, to continue to perform such acts as Purchaser may deem necessary to perform in connection with the closing of the transactions described in this Agreement, subject to and in accordance with the provisions of this Paragraph, including, without limitation, Purchaser's indemnity obligations as set forth herein. Subject to the provisions of Paragraph 3C hereof, Purchaser's obligation to close hereunder shall in no way be affected by any activities or inspections occurring after the expiration of the Due Diligence Period, such activities and inspections being for Purchaser's information only, and, without limiting the generality of the foregoing, Purchaser shall have no right to terminate this Agreement subsequent to the expiration of the Due Diligence Period, subject to the provisions of Paragraph 3C hereof.

          (h) Seller and Purchaser shall endeavor in good faith as expeditiously as possible but in no event later than November 22, 1995 to negotiate and finalize the form of lease to be attached as Exhibit "A" hereto containing the basic terms set forth in the schedule annexed hereto, hereby made a part hereof, and marked Schedule "F". If the parties have not agreed on the form of lease by such date, either party may terminate this Agreement, in which event the Down Payment and the Interest, shall be delivered to Purchaser whereupon neither Seller nor Purchaser shall have any further obligation to the other, or any rights against the other arising out of this Agreement. In the event of such termination, Purchaser shall deliver to Seller copies of all surveys, title or engineering reports, and other written reports relating to the Hotel obtained by Purchaser from third parties during the Due Diligence Period.

          5. Closing Place and Date. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of the Port Authority, One World Trade Center, 66W, New York, New York, 10048, at 10:00 o'clock a.m. (New York time) on or about December 6, 1995 (the "Closing Date"). Either Seller or Purchaser shall have the right to adjourn the Closing Date on one or more occasions exercisable by two (2) days notice to the other provided, however, that any adjournment beyond December 29, 1995 shall only be for a reasonable period of time, and in the event either party shall adjourn the Closing Date beyond December 29,1995 the other party shall have the right to make TIME OF THE ESSENCE WITH RESPECT TO THE ADJOURNING PARTY'S OBLIGATION TO CLOSE ON THE ADJOURNED DATE.

          A pre-closing of the transactions contemplated herein shall take place at the offices of the Port Authority, One World Trade Center, 66W, New York, New York, 10048, two business days prior to the Closing Date, as such date may be adjourned by Seller or Purchaser.

          6. Title to the Real Property-Title Insurance.

          (a) Within five (5) days after the receipt of the title insurance report provided to Purchaser by the Title Company, as provided for in Paragraph 4 of this Agreement, Purchaser shall deliver to Seller written notice of any defects, encumbrances or objections to title other than the Permitted Exceptions which are revealed in such report and which Purchaser is not willing to waive ("Title Objections"). Additional Title Objections relating only to any state of facts an accurate survey of the Real Property would show may be raised within two (2) days after Purchaser's receipt of the survey contemplated in Paragraph 4 hereof. If any Title Objections or Additional Title Objections shall exist, Seller may elect, at its option, by written notice to Purchaser given within five (5) days after receipt of notice of such Title Objection or Additional Title Objection from Purchaser, either to remove and satisfy the same, in which case the Closing Date shall be adjourned (but not beyond December 29, 1995) if requested by Seller, in order to effect such removal and satisfaction, or to terminate this Agreement, in which event the Down Payment, and the Interest, shall be delivered to Purchaser whereupon neither Seller nor Purchaser shall have any further obligation to the other, or any rights against the other arising out of this Agreement. Nothing herein contained shall require Seller to bring any title action or proceeding or to take any other action or incur any expense in order to eliminate any such Title Objection, except that Seller shall be required to remove liens or encumbrances constituting Title Objections which can be removed by the payment of a sum certain not in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, or which was voluntarily placed upon the Real Property by Seller after the execution of this Agreement. In the event Seller elects not to remove any Title Objection it is not required to remove, or if any Title Objection is not removed or satisfied by the adjourned Closing Date, Purchaser, as its sole remedy, may elect either to (i) accept the Real Property subject to such Title

Objections, without reduction of the Purchase Price or any credit allowance against the same and without any other liability on the part of Seller, or (ii) to terminate this Agreement, in which event the Down Payment, and the Interest, shall be delivered to Purchaser whereupon neither Seller nor Purchaser shall have any further obligation to the other, or any rights against the other arising out of this Agreement. Purchaser shall notify Seller of its election within five (5) days of its receipt of notice from Seller of its decision not to remove any such Title Objection, or of its inability to do so. If Seller elects by written notice to Purchaser not to remove any Title Objection which Seller is not required to remove, or fails to remove any such Title Objection prior to the adjourned Closing Date, and Purchaser fails to notify Seller of Purchaser's election to accept the Real Property subject to such Title Objection, without reduction of the Purchase Price or any credit allowance against the same and without any other liability on the part of Seller, within five (5) business days after receipt of notice from Seller of Seller's decision not to remove any such Title Objection, or of its inability to do so, Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Down Payment, and the Interest, shall be delivered to Purchaser whereupon neither Seller nor Purchaser shall have any further obligation to the other, or any rights against the other arising out of this Agreement. If on the Closing Date there are any liens or encumbrances affecting the Real Property which constitute Title Objections, Seller may, as an alternative to causing such liens or encumbrances to be satisfied of record, and provided only that the Title Company agrees to remove such liens or encumbrances as exceptions to title: (1) bond or cause to be bonded such liens or encumbrances, (2) deliver or cause to be delivered to Purchaser or Title Company, on the Closing Date, instruments in recordable form and sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing such instruments, or (3) deposit or cause to be deposited with the Title Company sufficient monies, acceptable to and reasonably required by it to insure the obtaining and the recording of such satisfaction. Nothing contained in this Paragraph shall, or shall be deemed, to limit Purchaser's right to terminate this Agreement during the Due Diligence Period pursuant to the provisions of Paragraph 4 hereof.

          (b) Seller shall cause the judgements and mechanics' liens listed in the title report dated August 1, 1995 issued by Royal Abstract Corporation (to the extent such judgements and mechanics' liens appear in the Title Report issued by the Title Company, or any co-insurer) to be removed as an exception to title by delivering to the Title Company, or any co-insurer, such affidavits and indemnities as they may reasonably request.

          7. Apportionments and Adjustments.

          A. Subject to the provisions of subparagraph B of this Paragraph, Seller shall bear all responsibility arising out of, resulting from, or in connection with, the operation of the Hotel prior to the Closing Date, and Purchaser will bear all such liabilities accruing from and after the Closing Date. Subject to the provisions of subparagraph B of this Paragraph, the following matters and items pertaining to the Hotel Assets and the operation of the Hotel shall be apportioned between Seller and Purchaser, or, where applicable, credited to either Seller or
Purchaser: (i) Hotel account receivables and payables (ii) Taxes and assessments, (iii) Tenant Lease deposits, Hotel Contract deposits, Equipment Lease deposits, and security deposits and payments made pursuant to telephone, telex, and contracts for the supply of utilities, (iv) Tenant Leases, (v) Hotel Contracts, (vi) Equipment Leases, (vii) Deposits on advance bookings, (viii) the Cash Accounts, (ix) the inventories and supplies referred to in subparagraph B,
(x) Employee salaries and benefits, and (xi) such other items as are normally prorated and adjusted in similar transactions of this type in respect of a hotel in New York City. Net credits in favor of Purchaser shall be credited against the Purchase Price at the Closing, and net credits in favor of Seller shall be paid by Purchaser to Seller at the Closing, in addition to the Purchase Price. Seller and Purchaser shall make such joint inventories, examinations, and audits of the Hotel, and of the books and records thereof, as are deemed necessary to make the adjustments and prorations described herein. Based upon such inventories, examinations, and audits Seller shall cause to be prepared and delivered to Purchaser no later than two (2) business days prior to the Closing a statement (the "Closing Statement") showing Seller's best estimate of the amount of the adjustments and prorations to be made at the Closing.

          B. In making the apportionments described in subparagraph A of this Paragraph, Purchaser shall be entitled to receive without adjustment to the Purchase Price (1) the Cash Accounts to the extent the aggregate amount therein does not exceed One Million Five Hundred Thousand Dollars and No Cents ($1,500,000.00) on the Closing Date, and (2) all inventories of unopened containers of food and (subject to the regulations of the State Liquor Authority) liquor and all new and unused inventories of china, glassware, silverware, linens, and other consumable supplies in unbroken packages on the Closing Date. Seller shall leave the sum of One Million Five Hundred Thousand Dollars and No Cents ($1,500,000.00) in the Cash Accounts on the Closing Date, and all cash in the Cash Accounts in excess of One Million Five Hundred Thousand Dollars and No Cents ($1,500,000.00) shall be removed by Seller on or before the Closing Date. On the Closing Date Seller and Purchaser shall jointly perform or cause to be performed an accounting of the Cash Accounts.

          The following items shall be adjusted between Purchaser and Seller as of 12:01 A.M. (unless another time is specified below) on the Closing Date:

     (i) Purchaser shall receive a credit for all deposits from tenants, guests of the Hotel or group or banquet customers (including interest earned thereon to the extent payable or creditable to such tenants, guests or customers) in the possession of Seller or the Operator (collectively "Guest Deposits") which represent advance payment for rooms and services to be provided on or after the Closing Date, and Seller shall retain all such deposits.

     (ii) Purchaser shall collect all guest room, food, beverage and other revenues of the Hotel payable by guests listed on the current "guest ledger" at the Hotel on the Closing Date and Seller shall at the Closing receive a credit for all amounts owing by such guests, as shown on such ledger (less 5% of non-credit card receivables for bad debt allowance) for the period up to and including the night immediately prior to the Closing Date.

     (iii) All fixed rents, escalation charges, percentage rents and additional rents ("Rents") under Tenant Leases and Hotel Contracts shall be prorated as of the Closing Date. If any tenant is in arrears in the payment of Rent on the Closing Date, Rent received from such tenant after such Closing shall be received in trust by Purchaser and shall be applied in the following order of priority: (a) first to the month in which the Closing Date occurs (subject to adjustments as herein provided); (b) then to the month preceding the month in which the Closing Date occurs; (3) then to any amounts remaining due to Purchaser from such tenant; and (d) then to any amounts due to Seller from such tenant in respect of any months prior to the month preceding the month in which such Closing occurs. Seller shall provide Purchaser with a statement listing each tenant that is in arrears, and setting forth the amount of such arrears. Notwithstanding anything to the contrary set forth in this subdivision, Rents which relate to a period or periods occurring prior to and after the Closing Date but which are not due, by the terms of the applicable Tenant Lease or Hotel Contract pursuant to which such Rents are payable, until after the Closing Date (such as rents based on a percentage of gross income of the tenant) (collectively, "Delayed Rent Payments"), shall be prorated, as and when received, as of the Closing Date based upon the respective portions of such period or periods occurring before and after the Closing Date, and shall not be applied in the priority set forth in the immediately preceding sentence. If all or any portion of a payment of Rents received by Seller or Purchaser after the Closing Date are payable to the other party pursuant to the provisions of this subdivision, the appropriate sum, less a proportionate share of reasonable attorneys' fees and other reasonable collection charges, shall be promptly paid to the other party. Seller shall have the right to use any legal process proceedings against any tenant to collect delinquent Rents for the period prior to the month preceding the month in which the Closing Date occurs, provided, however, that Seller shall not have the right to commence eviction or summary dispossess proceedings against such delinquent tenants. Upon request Purchaser shall, and shall direct its hotel operator to, execute and deliver to Seller an assignment evidencing such right of Seller. Without limiting the generality of Seller's right to post-closing access to the books and files of the Hotel in accordance with the provisions of Paragraph 30 hereof, Seller shall have the right to examine and audit the books and records of the Hotel with respect to the collection of such Rents.

     (iv) Wages, salaries, payroll taxes, contributions due in respect of Federal Social Security tax and other fringe benefits for all the Employees shall be apportioned as of the beginning of the "day shift" on the Closing Date and Purchaser shall cause all such amounts which accrue for services rendered after the Closing Date to be paid.

     (v) Hotel utility charges shall be prorated as of the Closing Date with Seller responsible for utility charges up to the Closing Date and Purchaser responsible for the period on and after the Closing Date. Seller shall endeavor to obtain final meter readings on the Closing Date and shall pay all amounts shown on the final bills rendered in connecting with such final readings. Any unfixed utility charges shall be apportioned on the basis of the rate of consumption indicated by the most recent applicable bill, with a reapportionment as soon as the actual bill(s) become available.

     (vi) All amounts payable to the Operator by Seller under the Management Agreement shall be paid by Seller, including, without limitation, any costs relating to the termination of the Management Agreement.

     (vii) All Hotel Accounts Receivable, as hereinafter defined, (other than Rents which shall be treated as provided in subdivision (iii) of this subparagraph, and room revenue and food, beverage and other revenues included in the current "guest ledger", which shall be treated as provided in subdivision
(ii) of this subparagraph, and all other ordinary and customary items of income (including, without limitation, all vending machine receipts and all monies received in connection with catering, banquet, bar and restaurant services at the Hotel) originating prior to 12:01 A.M. on the Closing Date (or, as to restaurant and bar income, as of the closing time of each such bar and restaurant, if such closing time is later than 12:01 A.M.) shall belong to Seller. Purchaser shall take all reasonable steps to collect such Accounts Receivable for the account of Seller, but Purchaser shall not be required to commence legal proceedings to do so. Seller shall be responsible for all Hotel Accounts Payable incurred prior to the Closing Date and shall cause the same to be paid in accordance with its historical payment practices and procedures.

          C. The provisions of this Paragraph may not specify all adjustments properly to be made in connection with the Transaction. Representatives of Purchaser and Seller shall perform all of the adjustments through the Closing Date and any and all other adjustments not specifically referred to herein which are appropriate and usual. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Seller and Purchaser on the Closing Date. Subsequent final adjustments and payments (including the bad debt allowance referred to in subdivision (ii) of subparagraph B of this Paragraph, which shall be adjusted based upon the actual amount of bad debt experience on account of all amounts owing by guests listed on the guest ledger) shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, but in any event within ninety (90) days after such Closing Date, except for adjustments and payments relating to Delayed Rent Payments and Rents which are in arrears, each of which shall be treated in the manner provided for elsewhere in this Paragraph, but in any event within ninety (90) days after such Closing Date, based upon an agreed accounting performed by representatives of Seller and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Paragraph within such 90-day period, upon application by either party, the parties shall submit the issue to the accounting firm of Price Waterhouse for determination. The parties shall share the costs and expenses of the accountant.

          D. The provisions of this Paragraph, and the obligations of Seller and Purchaser with respect to closing adjustments shall survive the Closing.

          E. As used herein:

               (i) "Hotel Accounts Payable" shall mean all items of expense and payables and all items of expense under maintenance contracts, service contracts, personal property leases, rental contracts or equipment or telephone contracts, advertising contracts, trade association dues, travel agency commissions and cleaning contracts which are outstanding and due and payable by Seller.

               (ii) "Hotel Accounts Receivable" shall mean any and all rents, deposits, guest, room and other sums and charges owing to Seller that are in any way attributable to the Hotel, including, without limitation, (a) amounts receivable in connection with the letting of rooms, use of banquet services and facilities, use of conference facilities or meeting rooms or the provision of other services by Seller, or by current operator, at the Hotel, (b) credit card charges, whether or not they have been submitted to the applicable credit card company, and (c) rents and/or license fees due from tenants, licensees or concessionaires at the Hotel.

          8. Health Insurance Reserve Purchaser acknowledges that a reserve has been established relating to health insurance claims which are pending but unpaid. Upon settlement or final resolution of all such insurance claims reserved against, if the amount reserved with respect to such claims exceeds the amount of liability as determined by such settlement or resolution, Purchaser agrees to pay Seller an amount equal to such excess. If the amount of any such liability exceeds the amount of the reserve created with respect thereto, then, to the extent not covered by insurance, Seller agrees to pay the amount of such excess to the extent any such excess is paid out of Hotel revenues or is paid by Purchaser. Such reserve shall be transferred to Purchaser at Closing without adjustment to the Purchase Price, and to the extent of such reserve Purchaser shall assume the liabilities relating to the health claims which are the subject thereof. The provisions of this Paragraph, and the obligations of Seller and Purchaser with respect to closing adjustments shall survive the Closing Date.

          9. Employees.

          (a) On the Closing Date Seller shall cause to be transferred, conveyed and assigned to Purchaser's designated management company, and Purchaser shall cause its designated management company to purchase, all of the shares (the "Shares") of the common stock, par value One Dollar ($1.00) per share, of Weststock Corporation (formerly known as Vista International, New York, Inc., and hereafter referred to as "Weststock"), a corporation organized and existing under and by virtue of the laws of the State of Delaware, which is currently the employer of the Employees, free and clear of any lien, claim or encumbrance of any nature whatsoever. The purchase price for the Shares is one hundred dollars and no cents ($100.00) in cash. Simultaneously therewith Seller shall cause to be delivered to Purchaser's designated management company stock powers in blank relating to the Shares, with signature guaranteed, the original corporate records of Weststock, and a copy of its certificate of incorporation and by-laws, all of which shall be complete, true and accurate, and duly executed resignations of all the officers and directors of Weststock (the "Weststock Documents"). Seller shall use reasonable efforts to cause the Operator, the current beneficial owner of the Shares, and the affiliates of the Operator which have legal title to the Shares to execute such agreements, certificates and other instruments, and take such actions, as Purchaser's designated management company may reasonably request in order to effectuate the transfer contemplated by this Paragraph. All reference in this Paragraph to the Operator shall be and be deemed to include those affiliates of the Operator which have legal title to the Shares, as well as the Operator. Seller and Purchaser shall take all such action as is necessary and appropriate to effectuate the transfer of the Shares, and Purchaser shall use all reasonable efforts to cause its designated management company to take all such actions, and neither Seller nor Purchaser shall engage in any action that is inconsistent with the transfer, and Purchaser shall not cause its designated management company to engage in any such action. Following the Closing Date, Westock shall remain bound by the Union Contracts and effective as of the Closing Date, Seller shall, and shall cause Weststock and the Operator, to take all action necessary to terminate all employee benefit plans that covered employees at the Hotel other than those to which Weststock is required to contribute pursuant to the Union Contracts. From and after the Closing Date, Purchaser shall cause Purchaser's designated management company to direct Weststock to provide employee benefits to the employees that are in the aggregate substantially similar to other similarly situated employees of Purchaser's designated management company. Without limiting the generality of the foregoing, Purchaser shall cause its designated management company to (A) provide the Employees with past service credit for their period of employment at the Hotel prior to the Closing Date for purposes of participation in a 401(k) plan of the designated management company and (B) provide employees the opportunity to participate in Purchaser's designated management company's medical plans without imposing any waiting periods or pre-existing condition exclusions as long as such Employees were participating in a Seller's or Operator's sponsored medical plan on the Closing Date. If Purchaser, and Purchaser's designated management company, and Seller mutually and reasonably agree about the terms and conditions of a severance plan for non-union Employees and such terms and conditions are incorporated into the plan by Weststock or the Operator prior to November 22, 1995, then for a period of three (3) months from the Closing Date, Purchaser shall cause its designated management company to provide Employees who are terminated "without cause" during such three month period with severance benefits under such plan. Seller agrees to and shall reimburse Purchaser, Weststock, or the designated management company, as the case may be, for the cost of such severance benefits actually paid to Employees. On and after the Closing Date, Purchaser, or its designated management company, shall be responsible for any claims of or liabilities to affected Employees under the Worker Adjustment and Retraining Notification Act
(WARN), and shall indemnify Seller against any liability under WARN that may be imposed upon Seller as a result of the actions of Purchaser subsequent to the Closing Date.

          (b) Seller shall be responsible for all Employee Claims, as hereinafter defined, and for all losses, costs, liabilities, damages and expenses relating to the Employees or prior employees, and for any Employee Claims that relate to or are connected with Seller's, the Operator's, or Weststock's management and operation of the Hotel, including Seller's termination of the Management Agreement, which solely arise out of the Transaction or accrued or were incurred during the time period up to and including the Closing Date (subject to subparagraph B (iv) of Paragraph 7), and shall indemnify and hold Weststock, Purchaser, and Purchaser's operating or management company harmless from and against any such Employee Claims, losses, costs, liabilities, damages and expenses which are asserted against Weststock, Purchaser, or Purchaser's designated management company. Purchaser shall be responsible for all Employee Claims, and for all losses, costs, liabilities, damages and expenses relating to the Employees, and for any Employee Claims that relate to or are connected with the management and operation of the Hotel after the Closing by or on behalf of Purchaser, including Employee Claims related to any termination by Purchaser of its management contract, which accrued or were incurred during the time period after the Closing Date (which do not arise solely out of the Transaction), except as provided for otherwise in this Paragraph, and Purchaser shall indemnify and hold Seller and the Operator harmless from and against any such Employee Claims, losses, costs, liabilities, damages and expenses which are asserted against Seller or the Operator. As used herein, "Employee Claims" shall mean and include any claim by or on behalf of an Employee or prior employee relating to employment, compensation, or conditions of employment or termination of employment (including, but not limited to, vacation, severance, and sick leave), claims under any Union Contract, claims under any employee, pension, health or welfare or other employee benefit plan (including, without limitation withdrawal liability or claims therefor under any multi-employer pension plan under ERISA), and claims of unlawful discrimination, wrongful termination, and claims for worker's compensation, unemployment compensation or statutory or contractual severance. As of the Closing Date, as to the employee benefit, pension, health or welfare or other employee benefit plans listed on Schedule M, Seller will direct the Operator to cause Weststock to make (or Purchaser shall receive an adjustment to the Purchase Price for) all contributions, payments, and statutory filings and participant communications required to be made in connection with such plans through the Closing Date so that as of the Closing Date all such contributions, payments, filings and communications due, incurred, or relating to the time period prior to the Closing Date have been made or the Purchase Price appropriately adjusted.

          (c) Seller represents and warrants that it has not made and will not make, and will direct the Operator not to make, any statements or promises to any persons or Employees providing services at the Hotel, or to any labor organization representing Employees at the Hotel, regarding continued employment or future employment with Purchaser, Weststock, or Purchaser's designated management company without the prior written approval of Purchaser. Subject to all of the applicable provisions of this Agreement, the decision as to what Employees will be employed after the Closing Date shall be solely that of Weststock, Purchaser, or its designated management company.

          (d) During the Due Diligence Period and thereafter until the Closing Date, Purchaser and its designated management company shall be provided access to the Hotel to review employment records and employee plans and policies and to meet with and interview the Employees at reasonable times and places, upon notification to Seller and the Operator.

          (e) In addition to the representations made by Seller in Paragraph 3 hereof, Seller represents to Purchaser with respect to Weststock, as follows:

          (i) Weststock is a corporation duly organized and validly existing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in the State of New York, and in each jurisdiction where such qualification is necessary, and has all requisite corporate power and authority to own its properties, and all requisite corporate power and authority and governmental licenses, authorizations, permits, consents, and approvals to operate and carry on its business as now being conducted;

          (ii) There is no claim, litigation, proceeding, arbitration, order, injunction, decree, or governmental investigation in effect, or pending against Weststock affecting or relating to the Employees or prior employees except as set forth in Schedule K, and no written notices of violation of law or ordinances, orders, requirements or regulations of any Federal, State, County, municipal or other governmental or quasi-governmental department, agency or authority relating to the Employees have been received by Seller, the Operator, or Weststock except for those notices of violations set forth in Schedule "J". To the best of Seller's knowledge, neither Seller, the Operator, nor Weststock has received written notice of the occurrence of any event which could lead to future claims, litigation, proceedings, arbitrations, orders, injunctions, decrees, or governmental investigations with respect to the Employees or prior employees, or received written notice that it is in default with respect to any judgment, writ, injunction, decree, law, rule or regulation of any court or governmental department, commission, bureau, instrumentality or agency relating to or affecting the Employees, except as set forth on Schedules J and K.

          (iii) Except as set forth in Schedule J, Weststock has duly and timely filed all tax reports and returns required to be filed by it in connection with the operation of the Hotel and all of such were, when filed, true, correct and complete in all respects and prepared in conformity with all applicable legal requirements. Except as set forth in Schedule J, Weststock has paid all taxes, estimated taxes, interest, penalties, assessments and deficiencies that have become due pursuant to such reports and returns, and all proposed deficiencies or assessments, including penalties and interest, which arise from an examination of any such tax report or return for any of the former owners of the Shares or the tax reports or returns of an affiliated group of entities filing consolidated or combined returns, if any such entity was or is a member, have been paid or settled. Weststock is not a party to any pending inquiry, action, suit, audit or proceeding with respect to any tax required to be paid by it, and no claim for assessment or collection of any such tax has been asserted against Weststock that has not been paid, except as set forth in Schedules J and K. There is no valid basis for any assessment, deficiency notice, 30-day letter or similar intention to be issued to Weststock by any taxing authority to assess any tax;

          (iv) Prior to the Closing Date Weststock has conducted no activities other than as employer of the Employees or former employees at the Hotel, and as of the Closing Date Weststock owns no assets other than those required to fulfill its payroll and employee benefit obligations to the Employees, has entered into no contracts other than the Union Contracts and other than the employee benefit plans listed on Schedule M, and has no liabilities other than those incurred under the Union Contracts and under the employee benefit plans listed on Schedule M.

          (v) The Operator is not a "foreign person" as defined in Section 1445
(f) of the Internal Revenue Code of 1986, as amended ("the Code"), and is not subject to withholding requirements imposed by Section 1445 (a) of the Code on the consummation of the Transaction, and the United States taxpayer identification numbers of the affiliates of the Operator which have legal title to the Shares is: IHC Member Corp.-25-1770158 and IHC Services Corp, L.L.C.-25-1770160. This representation is made for the purpose of securing an exemption from the withholding of tax imposed by Section 1445 (a) of the Code in connection with the transfer of the Shares knowing that Purchaser is relying upon the facts set forth herein, and Seller understands that these representations may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

          (vi) Except as identified in Schedule M, none of Seller, the Operator or Weststock are now or have ever been participants in or obligated to or under any multi-employer plan.

          As a condition to Closing, Seller shall direct the Operator, the current beneficial owner of the Shares, to provide to Purchaser a certificate running in favor of Purchaser and Weststock representing to Purchaser and Weststock that neither Weststock, nor the Operator, nor any affiliate of the Operator has done or suffered anything to be done during the period when the Operator beneficially owned the Shares to cause the Weststock Representations to be inaccurate or untrue as a result of any acts of the Operator, any affiliate thereof, or Weststock, and representing that the Operator as beneficial owner, and the affiliates of the Operator which have legal title to the Shares have full right and power to transfer the Shares to Purchaser as part of the Transaction, that such transfer has been duly authorized by all necessary or proper corporate action of the Operator, as beneficial owner of the Shares, and the affiliates of the Operator which have legal title to the Shares and will not conflict with, result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration, or require any notice, filing, or further consent under (a) the certificate of incorporation or by-laws of the Operator, (b) any statute, law, order, rule, regulation, judgment, award, writ, injunction, or other decree of any court or governmental authority applicable to the Operator, or (c) any note, bond, mortgage, indenture, lease, license, permit, instrument, or other agreement or obligation to which the Operator is a party or by which it may be bound, nor result in any lien, claim, or encumbrance on the shares of capital stock of the Operator. Such certificate will also set forth (aa) that no filing, consent, waiver, approval or authorization of or by any governmental authority or any other third party is required (or, if required, has been obtained) in connection with the such transfer by the Operator, (bb) that during the period when the Operator owned the Shares neither the Operator nor any affiliate thereof: (x) has transferred or purported to transfer any right, title, or interest in and to the Shares, (y) has assigned, mortgaged, pledged, hypothecated or otherwise encumbered such shares, (z) has or will do or suffer anything to be done whereby the Shares are assigned, mortgaged, pledged, hypothecated or otherwise encumbered as of the Closing Date in any way whatsoever, and (cc) that as of the Closing Date the Operator is the record and beneficial owner of the Shares and the same are free and clear of all liens and encumbrances of whatsoever nature, and any other limitations or restrictions (including any restriction on the right to vote, sell, or otherwise dispose of the Shares), and the Operator will transfer and deliver to Purchaser on the Closing Date valid title to the Shares free and clear of any such liens, encumbrances, limitations or restrictions; and (dd) the Shares are all of the authorized Share, issued, and outstanding capital stock of Weststock, and have been duly and validly issued, and are fully paid and non-assessable.

          The representations made herein or in the Operator certificate with respect to Weststock or the Shares (the "Weststock Representations") shall survive the Closing for a thirty-six (36) month period following the Closing Date. In the event that Purchaser discovers that any of the Weststock Representations are inaccurate or untrue, either as a result of any action taken by the Operator, or by any former owner of the Shares, or otherwise, during the thirty-six (36) month period following the Closing Date, and Purchaser notifies Seller of that fact within five (5) days following the end of such period, Seller shall indemnify and hold Purchaser harmless for all such losses and damages incurred by Purchaser as a result of any such misrepresentations in excess of an aggregate present value amount of Five Hundred Thousand Dollars and No Cents ($500,000.00) but not in excess of an aggregate present value amount of One Million Five Hundred Thousand Dollars and No Cents ($1,500,000,00). Any such losses or damages incurred by Purchaser as a result of any such misrepresentation in excess of an aggregate present value amount of One Million Five Hundred Thousand Dollars and No Cents ($1,500,000,00) shall be shared equally by Purchaser and Seller, on a pari-passu basis. Without limiting the generality of the foregoing, any misrepresentation with respect to the Weststock Representations shall also be deemed a misrepresentation for the purposes of Paragraph 3B of this Agreement, all references therein to "representations made by Seller" shall be deemed to include the Weststock Representations, and any loss or damage incurred by Purchaser because any of the Weststock Representations are inaccurate or untrue shall be included for the purpose of calculating the Five Hundred Thousand Dollar limitation referred to in Paragraph 3C of this Agreement, subject to and in accordance with the provisions thereof.

          10. Future Operations.

          A. Operations Consistent with Past Practices. Between the date of execution of this Agreement and the Closing Date, subject only to conditions beyond its control and the provisions of this Paragraph, Seller shall cause the Hotel to be operated in usual and ordinary course of business consistent with past practices and the Hotel budget in effect at the time of the execution of`this Agreement, including the maintenance of historical levels of inventory. Seller shall maintain the insurance presently maintained by Seller, as described in Schedule "L" hereto, in full force and effect through the Closing Date. During the period between the expiration date of the Due Diligence Period and the Closing Date Seller agrees, subject to the provisions of the Management Agreement, to comply with all reasonable requests made by Purchaser regarding changes in the current operations at the Hotel, provided (i) such changes will not result in a default under any agreement between Seller and any third party, and (ii) such changes could not, in the reasonable opinion of Seller, result in a cost to Seller unless Purchaser agrees to indemnify Seller against such cost in the event the Closing fails to occur. Subject to Seller's obligation to operate the Hotel in accordance with the provisions of the first sentence of this subparagraph, Seller further agrees to review and consult with Purchaser regarding any changes to the budgets, or changes in the current operations at the Hotel submitted or suggested by the Operator, and to refrain from implementing any such changes on its own initiative without first consulting with Purchaser. During such period, Seller shall neither sell or dispose, nor shall consent to the sale and disposal by the Operator of any capital assets without obtaining the consent of Purchaser, except for assets which are worn out or obsolete and are replaced with a comparable asset. During such period, Seller shall not do any thing or take any action, and shall not consent to the doing of anything or the taking of any action by the Operator which will cause a material breach of any contract, lease, commitment, or obligation relating to the operation of the Hotel which is to be assigned to Purchaser hereunder. Nothing contained herein shall, or shall be deemed to, impose any liability upon Seller for any actions of the Operator to which Seller has not consented in writing, or upon Purchaser for any actions of the Operator which are not taken in the usual and ordinary course of business and are not consistent with past practices and the Hotel budget in effect at the time of the execution of this Agreement, or for any actions of the Operator which pursuant to the provisions hereof are expressly made subject to Purchaser's consent, and to which Purchaser has not consented in writing.

          B. New Tenant Leases. During the period from the expiration date of the Due Diligence Period to the Closing Date Seller shall not consent (i) to any new Tenant Lease (including any advance booking arrangement which can not be cancelled upon thirty days' notice or less ), or (ii) to a renewal or extension of any Tenant Lease, except renewals required by the terms of such Tenant Leases. If between the execution of this Agreement and the Closing Date, Seller or the Operator shall enter into any new contract or agreement relating to the ownership, construction, or operation of the Hotel, shall amend any document now or hereafter in effect, or shall discover that a contract or agreement exists which is not set forth on the applicable schedule relating thereto, whether material or not, Seller shall promptly deliver a true and complete copy thereof to Purchaser.

          C. Financial Condition of the Hotel.

          (a) Except as expressly set forth herein neither Seller nor any of its employees, agents, accountants, attorneys or representatives have made, nor does Seller make, and Seller is unwilling to make, any verbal or written representations or warranties whatsoever as to the financial condition of the Hotel or the history of financial operations of the Hotel, and Purchaser has not relied and will not rely on any such representations and hereby expressly acknowledges that no such representations have been made. Purchaser will have access to the Hotel books and records for purposes of review, inspection, and, if Purchaser elects, at its own cost and expense, audit by Purchaser's accountants. Without limiting the generality of the foregoing, Seller and Purchaser each acknowledge that as between themselves, Seller and Purchaser shall each bear their own risk as to the accuracy of the Hotel's financial statements, and each shall be deemed to have released the other from and against any claim arising out of any error contained in or omission from any such financial statements, except for any error or omission which resulted from either party's willful provision of incorrect information to the accountants or willful concealment of facts necessary to make such financial statement correct.

          (b) Upon request by Purchaser, Seller agrees to (1) either (i) provide or direct the Operator to provide the latest audited financial statements for the Hotel which Seller is aware of and has in its possession, and which have been prepared in accordance with the Uniform System of Accounts and the rules and regulations of the Securities and Exchange Commission or (ii) cooperate and direct the Operator to cooperate with Purchaser and Purchaser's independent public accountants in preparing and auditing such financial statements, at Purchaser's sole cost and expense, and (2) cause Seller's independent public accountants and counsel to cooperate, as reasonably necessary, with Purchaser and its independent public accountants, at no cost or expense to Seller, in the process of providing or preparing such financial statements. Purchaser will make such request in the event Purchaser (or one of its affiliates) must provide such financial statements in connection with any filing with the Securities and Exchange Commission, or in any information statement.

          11. Damage and Destruction. If, prior to the Closing Date, all or part of the Real Property, or the World Trade Center, is damaged by fire or other casualty, the following shall apply:

          A. Material Damage or Destruction. If there is damage or destruction by fire or other casualty of a material part of the Real Property, or a material part of any other portion of the World Trade Center required for access to or support of the Hotel, or which contains equipment providing utility services to the Hotel, Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than five (5) days after the date of Seller's notice. If this Agreement is terminated as aforesaid, the Down Payment, together with the Interest, shall be returned to Purchaser whereupon neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement. If Purchaser does not elect to terminate this Agreement as provided herein, the parties shall consummate the Closing in accordance with the terms hereof, without any abatement of the Purchase Price, and any and all casualty insurance proceeds collected by Seller on account of such physical damage or destruction to the Real Property (net the cost of collection and deductibles) which has not been applied to restoration, and any right to receive and retain same, shall be paid to or assigned to Purchaser at the Closing. For purposes hereof, a "material part" shall be deemed to mean any damage or destruction the aggregate cost of repair or replacement of which shall exceed One Hundred Thousand Dollars ($100,000.00). Purchaser shall assume all of Seller's liabilities and obligations under any construction contracts entered into with respect to such repairs of the Real Property which remain unfulfilled as of the Closing Date. Purchaser shall have the right to approve the terms of such contracts, such approval not to be unreasonably withheld or delayed.

          B. Immaterial Damage or Destruction. If there is damage to or destruction by fire or other casualty of any immaterial part of the Real Property, or to any other portion of the World Trade Center other than a material part thereof required for access to or support of the Hotel, or which contains equipment providing utility services to the Hotel, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this Closing in accordance with this Agreement, without abatement of any the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction provided, however, that (i) if requested by Purchaser, Seller shall proceed to repair the damage, but Seller's obligations with respect to such repairs shall terminate at the Closing, and (ii) any and all casualty insurance proceeds collected by Seller on account of such physical damage or destruction to the Real Property which have not been applied to restoration and the right to receive and settle the same shall be paid to or assigned to Purchaser at the Closing. Purchaser shall assume all of Seller's liabilities and obligations under any construction contracts entered into with respect to such repairs of the Real Property which remain unfulfilled as of the Closing Date. Purchaser shall have the right to approve the terms of such contracts, such approval not to be unreasonably withheld or delayed.

          C. The parties waive the provisions of Section 5-1311 of the General Obligations Law, which shall not apply to this Agreement, and agree that their respective rights in case of damage or destruction shall be governed by the provisions of this Paragraph 11.

          12. Eminent Domain. If, prior to the Closing Date all or any portion of the Real Property is taken by eminent domain or in the event of a change of legal grade caused by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

          A. Material Taking - Election to Terminate.

          If a material part of the Real Property is taken, Purchaser may, within five (5) days after the date of Seller's notice, by written notice to Seller, elect to terminate this Agreement, and the Down Payment, together with the Interest, shall be returned to Purchaser whereupon neither Seller nor Purchaser shall have any rights against or further obligations to the other arising out of this Agreement.

          B. Material Taking - No Election to Terminate; Immaterial Taking.

          If a material part of the Real Property is taken but Purchaser does not elect to terminate this Agreement pursuant to Paragraph 12 A above; or if an immaterial part of the Real Property is taken or in the event of a change of legal grade caused by an act of governmental authority; in either of which events neither party shall have any right to terminate this Agreement; the parties shall nonetheless proceed to the Closing in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that the net proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less that portion thereof as has been applied to the cost of restoration, or the right to receive and settle such award, less any expenses incurred by Seller to restore the Real Property or otherwise by reason of such taking, shall be paid to or assigned to Purchaser at Closing.

          C. Definition of Material Part. For the purposes of this Paragraph 12, a "material part" shall be deemed to mean any taking which materially interferes with the present use and operation of the Building.

          D. The parties waive the provisions of Section 5-1311 of the General Obligations Law, which shall not apply to this Agreement, and agree that their respective rights in case of condemnation or taking by eminent domain shall be governed by the provisions of this Paragraph 12.

          13. Documents to Be Delivered by Seller and Purchaser.

          A. Seller's Documents: Seller shall deliver or cause to be delivered to Purchaser at the Closing the following documents in form reasonably satisfactory to Purchaser:

          (i) Copies of Seller's By-Laws and certified Resolutions of Seller's Board of Commissioners authorizing the Transaction, and certification from the Secretary of Seller that the period during which the Governors of the State of New York and the State of New Jersey can veto any action of the Board of Commissioners with respect to the Transaction has expired without such veto having been exercised;

          (ii) The Lease, duly executed and acknowledged by Seller; if Purchaser shall deliver a memorandum thereof reasonably satisfactory to Seller and Purchaser, in proper form for recording, Seller shall duly execute and deliver a counterpart thereof.

          (iii) A duly executed bill of sale conveying and transferring all of Seller's right, title, and interest in and to the FF&E and Personalty and the Inventory to Purchaser, with warranty of title, free and clear of all liens, encumbrances and security interests except as indicated herein, but with no other expressed or implied representation or warranty.

          (iv) A duly executed non-recourse assignment and assumption of all Seller's interest in the Tenant Leases, Hotel Contracts, Equipment Leases and Licenses, and all security deposits thereunder (the "Assignment and Assumption of Tenant Leases, Etc.").

          (v) A duly executed non-recourse assignment of all plans, specifications, guarantees, and warranties, if any, relating to work performed on or equipment installed in the Building (the "Assignment of Guarantees and Warranties").

          (vi) The originals of the Equipment Leases, Hotel Contracts, Tenant Leases, Licenses, certificates of occupancy, and plans, specifications, guaranties and warranties relating to work performed on or equipment installed in the Building, to the extent in Seller's possession, or which Seller is aware is in the possession of the Operator.

          (vii) Such documents as are reasonably required to transfer the Cash Accounts to Purchaser including, without limitation, signature cards, and duly executed assignments.

          (viii) An updated schedule of reservations for transient occupancy at the Building, conventions, meetings and other commitments for the Building (collectively, the "Reservations"), together with frequent user and similar customer lists, and the Books and Records of the Hotel, including all guest room keys, the keys and the combinations to all safes, keys to safe deposit boxes not in use at the Closing, a complete list of safe deposit boxes in use setting forth the name and room number of each depositor, and all receipts and agreements relating to such safe deposit boxes.

          (ix) Those estoppel letters received by Seller prior to the Closing Date from tenants under the Tenant Leases. Seller shall request from the tenants under each Tenant Lease designated on Schedule "D" estoppel letters in form and substance reasonably satisfactory to Purchaser, and shall use reasonable efforts to obtain such estoppel letters prior to Closing, provided, however, that the receipt of estoppel letters from all or any of such tenants shall not be a condition to the Closing.

          (x) Letters to all third parties under the Tenant Leases, Equipment Leases, Hotel Contracts, advising such parties of the Transaction;

          (xi) The Shares, and the Weststock Documents;

          (xii) An affidavit sworn to by an officer of Seller to the effect that it is not a "foreign person" as that term is defined in Section 1445 of the Code;

          (xiii) An opinion of Seller's in house counsel in form reasonably satisfactory to Purchaser as to the due authorization, valid execution, and binding nature of this Agreement and the Lease, and as to the conformance of the execution thereof with all laws pursuant to which Seller was organized, and with all applicable agreements to which Seller may be a party, and as to the non-applicability of municipal laws, rules, and regulations to the construction of, or construction work, in the Hotel;

          (xiv) All instruments, bills of sale, assignments, or applications which the Operator is required to give to Seller or its designee under Section 8(c) of the Management Agreement; and

          (xv) Such other documents as may be reasonably required to consummate the Transaction.

          B. Purchaser's Documents: In addition to the Purchase Price and any other amounts due Seller hereunder, Purchaser shall deliver or cause to be delivered to Seller on the Closing Date the following documents:

          (i) Copies of Purchaser's Articles of Incorporation and By-Laws, certified Resolutions of Purchaser's Board of Directors authorizing the transaction contemplated herein, and current (not later than fifteen (15) days prior to the Closing) good standing certificates issued by the Secretary of State of the State of New York and the Secretary of State of Purchaser's state of incorporation, in form reasonably satisfactory to the Title Company;

          (ii) A duly executed and acknowledged counterpart of the Lease, and, if Purchaser shall so desire, a memorandum thereof reasonably satisfactory to Seller and Purchaser, in proper form for recording which, in addition to the demised premises refers to Purchaser's rights and interests in and to, and Seller's obligations to Purchaser with respect to, other property at the World Trade Center;

          (iii) Duly executed and acknowledged counterparts of the Assignment and Assumption of Tenant Leases, Etc. wherein Purchaser shall assume all Seller's obligations under the Tenant Leases, Hotel Contracts, Equipment Leases and Licenses, from and after the Closing Date, it being understood that Purchaser is not assuming any written or oral leases, agreements, or licenses unless the same are listed in a schedule to this Agreement or have been entered into in the ordinary course of business in accordance with the provisions of Paragraph 10 hereof, provided that Purchaser shall not be required to assume any such lease, agreement, or license which pursuant to the provisions of Paragraph 10 are explicitly made subject to Purchaser's consent unless the same have been consented to by Purchaser in writing.

          (iv) A duly executed assumption of all those accounts payable and other liabilities described in Paragraph 7 hereof to be incurred by Purchaser in accordance with this Agreement (the "Assumption of Liabilities");

          (v) The Security Agreement duly executed;

          (vi) A certified copy of a resolution of the Board of Directors of Purchaser authorizing the Transaction, and certification from the Secretary of Purchaser that such resolution remains in full force and effect on the Closing Date, and has not been rescinded or modified in any way.

          (vii) An opinion of Purchaser's counsel in form reasonably satisfactory to Seller as to the due authorization and valid execution of this Agreement and the Lease, and as to the conformance of the execution thereof with all applicable laws of the jurisdiction wherein Purchaser was organized, and with all applicable agreements to which Purchaser may be a party, and if the Agreement is assigned pursuant to the terms hereof an opinion of the assignee's counsel in form reasonably satisfactory to Seller as to the due authorization and valid execution of the assignment documents and the binding nature thereof, and as to the conformance of the execution thereof with all applicable laws of the jurisdiction wherein the assignee was organized, and with all applicable agreements to which the assignee may be a party; and

          (viii) Such other documents as may be reasonably required to consummate the Transaction.

          14. Recording Charges and Transfer Taxes.

          A. Transfer and Sales Taxes. Purchaser acknowledges that Seller is exempt from the payment of transfer taxes in connection with the granting of the Leasehold Estate, in connection with the conveyance of certain of the Purchased Hotel Assets including, but not limited to, the New York State Transfer Tax imposed by Article 31 of the Tax Law of the State of New York, the New York State Real Property Transfer Gains Tax imposed by Article 31-B of the Tax Law of the State of New York, and the New York City Real Estate Transfer Tax imposed by Title II of Chapter 46 of the Administrative Code of the City of New York. In the event that by operation of law any such taxes which are normally payable by a seller are levied or imposed on, or are otherwise payable by, Purchaser in connection with this transaction as a result of Seller's tax exempt status, Purchaser shall pay such taxes without adjustment to the Purchase Price. Purchaser shall prepare and complete all the Transferee and Transferor forms required pursuant to Article 31-B of the Tax Law of the State of New York. Seller agrees to execute the Transferor Questionnaire, so as to enable Purchaser to file all such forms, together with all necessary supporting documentation, with the New York State Department of Taxation and Finance (the "Department"). If the Department requests any supplemental documentation or information, or requires any modification or addition to the submission, Seller and/or Purchaser shall promptly comply with the Department's request, and shall promptly deliver to the other party a copy of such request and the response thereto. At the Closing, Seller shall deliver to the Title Company a tentative assessment showing no tax due or a Statement of No Tax Due, as the case may be, issued by the Department in respect to the Transaction.

          B. Title Insurance and Attorneys' Fees. All title insurance premiums and other charges for any title insurance policy issued to Purchaser at the Closing shall be paid by Purchaser. Each party shall pay its own attorneys' and consultants' fees.

          15. Property of Guests.

          A. Hotel Safe Deposit Boxes and Guest Luggage. On the Closing Date, Seller shall cause the Operator to give notice to all persons who have deposited items in such safe deposit boxes and safes, advising them of the transactions contemplated by this Agreement, and requesting the removal of such items, or the verification of the contents of the safe deposit boxes and safes into which they have deposited such items. All such removals or verifications shall be performed on the Closing Date under the supervision of the respective agents of Seller and Purchaser. All items remaining in such safe deposit boxes and safes shall be recorded by the respective agents of Seller and Purchaser. Items belonging to guests who have not responded to written notice to remove or verify the contents of such safe deposit boxes and safes by the end of the Closing Date shall be recorded by the respective agents of Seller and Purchaser. The contents of such safe deposit boxes and safes which have been verified and recorded and which remain under the supervision and control of Purchaser shall be the responsibility of Purchaser. Seller shall indemnify Purchaser and hold Purchaser harmless from any and all loss, cost, liability, damage, and expense, including reasonable attorney's fees arising from the claims of guests for any loss of the contents of such safe deposit boxes and safes which have not been recorded on the Closing Date as provided for herein.

          B. On the Closing Date, representatives of Seller and Purchaser shall take an inventory of all baggage, valises, and trunks checked or left in the care of Seller's Operator. From and after the Closing Date Purchaser shall be responsible for all such baggage, valises, and trunks listed in such inventory. Purchaser shall not be liable for any negligence or misfeasance with respect to such baggage, valises, and trunks which occurred prior to the Closing Date, or for any claimed omissions from the inventory, and Seller shall indemnify and hold Purchaser harmless from any and all loss, cost, liability, damage, and expense, including reasonable attorney's fees arising therefrom.

          C. Survival. The provisions of this Paragraph 15 shall survive the Closing.

          16. Default.

          A. Default by Purchaser. In the event Purchaser fails to consummate the Transaction in accordance with the terms of this Agreement, and pay to Seller the Purchase Price and all other amounts due Seller hereunder after performance or tender of performance by Seller of all of its obligations hereunder, it is agreed that inasmuch damages resulting from such default are impossible to calculate due to the nature of the Transaction, Seller shall be entitled, as its sole remedy, to receive and retain the Down Payment, and the Interest, as liquidated damages and not as a penalty, whereupon neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement.

          B. Default by Seller. In the event Seller fails to consummate the Transaction in accordance with the terms of this Agreement as the result of Seller's willful default, and Purchaser is ready, willing, and able to enter into the Lease and to complete the other components of the Transaction, and to tender the Purchase Price to Seller, together with all other monies due Seller under this Agreement, and has established that Seller's default was willful, it is agreed that inasmuch as damages resulting from such default are impossible to calculate due to the nature of the Transaction, Purchaser shall be entitled, as its sole remedy, to receive and retain the sum of Five Million Dollars and No Cents ($5,000,000.00), as liquidated damages and not as a penalty, whereupon neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement.

          C. Other Failure of Seller to Close. In the event Seller is unable to consummate the transactions herein contemplated by reasons of circumstances other than Seller's willful default, Purchaser's sole remedy shall be to terminate this Agreement, in which event the Down Payment, and the Interest, shall be returned to Purchaser whereupon neither Seller nor Purchaser shall have any rights against or obligations to the other arising out of this Agreement.

          17. Notices. All notices, requests and other communications to any party hereunder, or to Escrow Agent, shall be in writing and, unless expressly provided otherwise, shall be given by overnight courier, telecopy, personal delivery or by certified or registered mail, return receipt requested (postage prepaid) and addressed as follows:

     If to Seller:      The Port Authority of New York and New Jersey
                        One World Trade Center, 63W
                        New York, New York 10048
                        Attention: Charles J. Maikish
                        Fax: 212-435-2810

     With a copy to:    The Port Authority of New York and New Jersey
                        One World Trade Center
                        New York, New York 10048
                        Attention: Sidney D. Lipstein, Esq.
                        Fax: (212) 435-6883

     With a copy to:    The Port Authority of New York and New Jersey
                        One World Trade Center
                        New York, New York 10048
                        Attention: Timothy Sheehan
                        Fax: 212-435-2065

     If to Purchaser:     Host Marriott Corporation
                          10400 Fernwood Road
                          Bethesda, Maryland, 20817-1109
                          Att: Douglas Greene
                          Fax: 301-380-6338

     With a copy to:      James P. McIntyre, Esq.
                          Davis, Polk & Wardwell
                          450 Lexington Avenue
                          New York, New York, 10017
                          Fax: 212-450-5573

     With a copy to:      David L. Buckley, Esq.
                          Host Marriott Corporation
                          10400 Fernwood Road
                          Bethesda, Maryland, 20817-1109
                          Fax: 301-380-6332

     If to Escrow Agent:  Nancy Staino
                          Commonwealth Land Title Insurance Co.
                          8 Penn Center
                          Philadelphia, Pa., 19103
                          Fax: 215-251-1641

or such other address as such party may hereafter specify for such purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective on the earliest of (i) the date personally delivered or sent by telecopy; (ii) the day after delivery thereof to an overnight courier; or (iii) three (3) days after mailing by certified or registered mail, as the case may be.

          18. Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings.

          19. Amendments. This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

          20. Waiver. Failure by any party hereto to insist upon or enforce any of its rights hereunder shall not constitute a waiver thereof.

          21. Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law in order to carry out the intent of this Agreement as fully as possible.

          22. Headings. The headings of the various Paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

          23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

          24. Recording. Neither this Agreement nor a memorandum thereof may not be recorded by Purchaser and any attempt to do so shall constitute a material default hereunder entitling Seller to all of its remedies as herein provided.

          25. Assignment. Purchaser shall not assign its interest under this Agreement in whole or in part, except that Purchaser shall have the right to assign its interest under this Agreement in its entirety to a Related Entity, as hereinafter defined without the consent of Seller. Upon such assignment, the assignee shall assume the obligation to perform all of Purchaser's obligations under this Agreement, including, without limitation, Purchaser's indemnity obligations hereunder, and the obligation to pay the Purchase Price and the Facility Amount, as if the assignee were an original signatory to this Agreement. Purchaser shall give Seller notice of the occurrence of such assignment, and shall provide Seller with a true copy thereof promptly after the full execution and delivery thereof. The transfer, passage, or devolvement, by operation of law, or otherwise, (including, without limitation, the sale or creation of capital stock, or the issuance of treasury stock) of this Agreement or the interest of Purchaser to any person, firm, or corporation shall be deemed an assignment within the meaning of this Paragraph provided, however, that if Purchaser is a publicly held corporation, the trading of the stock of Purchaser on the New York or American Stock Exchange, or on the NASDAQ National Market by persons other than "insiders" within the meaning of the Securities Exchange Act of 1934, or any successor or substitute therefor, shall not be deemed an assignment for the purposes of this Paragraph. As used herein "Related Entity" shall mean a corporation, partnership, limited liability company, or other business entity which is and continues to be controlled by Purchaser, or which controls Purchaser, or which is under common control with Purchaser. With respect to a corporation, "control" shall mean legal or beneficial ownership by one person, firm, or corporation, or a group acting in concert, of a sufficient amount of the capital stock and voting rights (with power to exercise such voting rights) of another corporation sufficient to enable the owner to direct the management and policies of such corporation. With respect to a person or firm other than a corporation "control" shall mean the power to direct the management and policies of such person or firm whether by legal or beneficial ownership, or otherwise. As used herein, "publicly held" shall mean a corporation that has any class of securities subject to the registration requirements of the Securities Exchange Act of 1934, or any successor or substitute therefor. Purchaser agrees that no such assignment shall affect or impair the liability of Purchaser to perform all of the terms and provisions of this Agreement (other than its obligation to pay the Facility Amount) including, without limitation, Purchaser's indemnity obligations hereunder, and the obligation to pay the Purchase Price, subject to the provisions of Paragraph 16A hereof, on the part of Purchaser to be performed hereunder, and that Purchaser shall continue to be liable for the performance of all of the terms and provisions of this Agreement (other than its obligation to pay the Facility Amount) including, without limitation, Purchaser's indemnity obligations hereunder, and the obligation to pay the Purchase Price, subject to the provisions of Paragraph 16A hereof, on the part of Purchaser to be performed hereunder. Purchaser's liability hereunder shall survive any assignment, and shall continue in full force and effect as if such assignment had not occurred. The liability of Purchaser hereunder shall not in any way be affected by the release or discharge of the assignee in any creditors', receivership, bankruptcy, or similar proceeding, or the impairment, limitation, or modification of the liability of the assignee or its estate in bankruptcy, or any remedy for the enforcement of the assignee's said liability under this Agreement resulting from the present or future provision of the Bankruptcy Code or any other statute or from the decision of any court having jurisdiction over the assignee or its estate, or the rejection or disaffirmance of this Agreement in any creditors', receivership, bankruptcy, or similar proceeding.

          26. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any.

          27. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute the same instrument.

          28. Confidentiality. Seller and Purchaser agree that, except as otherwise required by law or Seller's existing regulations, or, to comply with any legislation which may be applicable to the Transaction, Seller and Purchaser shall keep the business terms of this Agreement and any information related thereto confidential, and further agree that no publicity or press release to the general public with respect to this transaction shall be made by Seller or Purchaser without the prior written consent of the other. Notwithstanding the foregoing, either party hereto may disclose the business terms of this Agreement to any third party who, by virtue of law, or the charter or by-laws of either Purchaser or Seller, or by virtue of an ownership interest in Purchaser, has the right to approve or disapprove the execution of this Agreement, and the actions contemplated hereby to be taken by either Purchaser or Seller. Furthermore, Purchaser may disclose the contents of this Agreement to Marriott International, Inc. and Seller may disclose to the Operator the contents of this Agreement in furtherance of the Transaction, provided Marriott International, Inc. or the Operator, as the case may be, agrees to be bound by the provisions of this Paragraph 28. In addition, Purchaser hereby acknowledges that all documents, reports and other information delivered hereunder to Purchaser are intended solely for the use of Purchaser in connection with its examination of the Hotel Assets, and Purchaser agrees to treat the same confidentially and not to give copies or otherwise reveal any such information to any third parties (except to consultants, attorneys, agents, or other professionals advising Purchaser in connection with the Transaction or assisting Purchaser with its due diligence review) without Seller's prior written approval.

          29. Brokers.

          A. Purchaser's Representation. Purchaser represents and warrants that it has had no contacts, dealings, or conversations with any broker, investment banker, finder or other intermediary or person regarding this transaction other than Eastdil Realty Company L.L.C. ("Eastdil"), a limited liability company organized and existing under and by virtue of the laws of the State of New York with an office and place of business at 40 West 57th Street, New York, New York, 10019, and Knight, Frank & Rutley International ("KFR"), a general partnership organized and existing under and by virtue of the laws of the United Kingdom of Great Britain and Northern Ireland with an office and place of business at 20 Hanover Square, London W1R OAH, England, jointly and severally, and that there is no broker, investment banker, finder or other intermediary or person who is or may be entitled to be paid a commission in connection with this transaction based upon Purchaser's acts or omissions except Eastdil and KFR. Purchaser shall indemnify and save harmless Seller from any claims for commission or brokerage made by any and all persons, firms, or corporations whatsoever for services in connection with the negotiation and execution of this Agreement or in connection with the transactions contemplated hereunder arising out of any contacts, dealings, or conversations of Purchaser, or based upon the acts or omissions of Purchaser, except for a claim by Eastdil and KFR. It is also agreed that Purchaser's indemnity obligations hereunder shall not extend to any claim for brokerage or commission which may be made by Interbank Brener Brokerage Services, Inc. (Interbank), a corporation organized and existing under and by virtue of the laws of the State of New York with an office and place of business at 630 Fifth Avenue, New York, New York, 10111.

          B. Seller's Representation. Seller represents and warrants that it has had no contacts, dealings, or conversations with any broker, investment banker, finder or other intermediary or person regarding this transaction other than Eastdil and KFR, and that there is no broker, investment banker, finder or other intermediary or person who is or may be entitled to be paid a commission in connection therewith based upon Seller's acts or omissions except Eastdil and KFR. Seller shall indemnify and save harmless Purchaser from any claims for commission or brokerage made by any and all persons, firms, or corporations whatsoever for services in connection with the negotiation and execution of this Agreement or in connection with the transactions contemplated hereunder arising out of any contacts, dealings, or conversations of Seller, or based upon the acts or omissions of Seller, including, without limitation, a claim by Eastdil and KFR. Seller shall indemnify and save harmless Purchaser from any claims for commission or brokerage made by any and all persons, firms, or corporations whatsoever for services in connection with the negotiation and execution of this Agreement or in connection with the transactions contemplated hereunder arising out of any contacts, dealings, or conversations of Seller with Interbank.

          C. Survival. The provisions of this Paragraph 29 shall survive the Closing.

          30. Post-Closing Access to Files. Purchaser agrees that it shall maintain, or cause its operator to maintain, all Hotel files and records relating to the period prior to the Closing Date, for a period of five (5) years following the last day of the year to which such files and records relate. Purchaser shall permit Seller, or shall cause its operator to permit Seller, access to such records for review and copying from time to time during normal business hours upon reasonable advance notice from Seller.

          31. Third Party Rights. This Agreement is intended for the sole benefit of, and shall be enforceable only by the parties hereto and their respective successors and permitted assigns, if any, and no right, remedy, or benefit of any nature, including, without limitation, any right, claim, or right of action against Seller and its Commissioners, officers, agents, and employees, is intended to be conferred upon any other person, including, without limitation, any Employee, by reason of the execution of this Agreement.

          32. Bulk Sales Laws. Purchaser and Seller each hereby waive compliance with the provisions of the "bulk sales", "bulk transfer' or similar laws of New York. Seller agrees to indemnify Purchaser and hold Purchaser harmless against any and all claims, losses, damages, liabilities, costs, and expenses incurred by Purchaser as a result of non-compliance with such laws.

          33. Public Announcements. Between the date hereof and the Closing Date, Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby. Neither party shall make any such statement or issue any such release that the other reasonably objects to.

          34. Conditions to Closing.

          (a) The obligation of Purchaser to pay the Purchase Price and close the transactions contemplated herein is subject to the satisfaction of the following conditions ("Purchaser's Conditions"):

               (i) The Title Company shall be committed to issue the Title Policy upon payment of the applicable premiums by Purchaser;

               (ii) The expiration or valid termination of the Management Agreement.

               (iii) If the HSR Act is applicable, Purchaser shall have received clearance for this transaction under the HSR Act, or the waiting period thereunder shall have expired. If required, Purchaser and, if applicable, Seller shall file with the appropriate governmental authorities the notification and report forms for the transactions contemplated hereby and all supplemental information which may be requested, which reports, forms, and information shall comply in all material respects with the requirements of the HSR Act. Seller shall cooperate with Purchaser in completing and filing all required forms. Purchaser and, if applicable, Seller, shall make a request for an early termination of the waiting period requirements under the HSR Act.

               (iv) All documents Seller is required to deliver to Purchaser under this Agreement, including, without limitation, the Shares and the Weststock Documents, have been delivered, and Seller shall have performed all of the other obligations imposed upon it pursuant to this Agreement.

               (v) There shall be no Material Misrepresentation which remain unwaived by Purchaser.

               (vi) The Operator shall have duly renewed the liquor license relating to the operation of the Hotel and shall have surrendered the same to Purchaser in full force and effect, and Purchaser shall have obtained a liquor license relating to the operation of the Hotel, or shall have arranged with the Operator to operate the Hotel as the Hotel was operated prior to the Closing. Promptly after the execution of this Agreement, Purchaser shall prepare or caused to be prepared, and shall submit all filings and applications, and pay all fees and deposits, required to obtain such license, and shall diligently pursue the necessary procedures to obtain such license prior to the Closing Date. In the event Purchaser is unable to obtain such license, or to enter into an arrangement with the Operator reasonably satisfactory to Purchaser by the Closing Date, Purchaser shall be permitted to postpone the Closing Date as set forth in Paragraph 5 until such license is issued or such arrangement is entered into, provided that during the period of such postponement Purchaser shall diligently pursue the issuance of such license, or the entering into of such arrangement, and provided, further that in no event shall the period of postponement extend beyond December 29, 1995, on which date the Closing shall proceed despite the absence of such license or arrangement.

               (vii) Seller and Purchaser shall have entered into an agreement covering the granting by Seller to Purchaser of permission to use the artwork listed in Schedule A-1, such list to be finalized prior to the expiration of the Due Diligence Period be for a period of three years from the Closing Date with no obligation on Purchaser's part to pay any fee, or make any other payment with respect to such artwork, other than the obligation to include such artwork in its insurance coverage, and to indemnify Seller against any loss, damage, expense, or liability incurred by Seller as a result of the use of such artwork by Purchaser. Purchaser shall be obligated display such artwork in the public areas of the Hotel only, and Seller shall have the right from time to time to inspect and replace such artwork with comparable items from its collection.

          (b) The obligation of Seller to close the Transaction and deliver the documents it is required to deliver pursuant to the terms of this Agreement is subject to the satisfaction of the following conditions ("Seller's Conditions"):

               (i) There shall be no material breach of any of Purchaser's representations which remains unwaived by Seller.

               (ii) Purchaser shall tender the payments it is required to make hereunder, shall have performed all of the other obligations imposed upon it pursuant to this Agreement, and shall have delivered all documents Purchaser is required to deliver to Seller.

          Purchaser's Conditions are for the benefit of Purchaser only, and may be waived only by Purchaser. Seller's Conditions are for the benefit of Seller only, and may be waived only by Seller. Any such waiver shall be in writing and shall delivered to Purchaser or Seller, as the case may be, in the manner prescribed in Paragraph 17 hereof. Neither Purchaser nor Seller shall act, or fail to act, for a purpose and in a manner designed to permit or cause Purchaser's or Seller's Conditions, as the case may be, to fail. If any of Purchaser's or Seller's Conditions has not been satisfied, and has not been waived by Purchaser or Seller, as the case may be, prior to the Closing Date, Purchaser or Seller, as the case may be, shall notify the other party in writing of such failure in the manner prescribed in Paragraph 17 hereof. The notice shall specify the condition which has not been fulfilled and the other party shall be entitled to postpone the Closing, as provided in Paragraph 5 hereof, for the purpose of attempting to satisfy the condition. Nothing contained herein shall require either Purchaser or Seller to bring any suit or proceeding, or to spend any sum to obtain such satisfaction, except as otherwise expressly provided for in this Agreement.

          35. Rule of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          36. Approval of Governing Bodies. Seller and Purchaser each acknowledge and understand that this Agreement is, and can not be, binding upon either party hereto, and neither party can consummate the Transaction unless and until each party shall have received authorization to enter into this Agreement and to consummate the Transaction from its governing body in accordance with the law of the jurisdiction in or under which such party has been organized, and the terms of the charter and by-laws applicable to such party. Purchaser represents that the governing body from which it is required to obtain such authorization is its Board of Directors. Purchaser shall submit this transaction to its Board of Directors for authorization at the Board of Directors meeting scheduled for November 2, 1995, and shall use reasonable efforts to obtain such authorization. Purchaser shall notify Seller promptly after such meeting whether such authorization has been obtained. Seller represents that authorization for it to consummate the Transaction must be obtained from its Board of Commissioners, and that the Governors of the State of New York and the State of New Jersey can veto any action of the Board of Commissioners. Seller shall submit this transaction to its Board of Commissioners for authorization at the Board of Commissioners meeting scheduled for November 9, 1995, and shall use reasonable efforts to obtain such authorization. Seller shall notify Purchaser promptly after such meeting whether such authorization has been obtained, and, if obtained, shall promptly notify Purchaser when the period during which the action of the Board of Commissioners regarding the granting of such authorization can be vetoed shall have expired without such veto having been exercised, or promptly after such veto has been exercised, as the case may be. In the event that either Purchaser of Seller shall not have obtained the requisite authorization to enter into this Agreement, or if any authorization obtained by Seller is vetoed, then this Agreement shall be, and be deemed, null and void, and of no force and effect. In such event, the Down Payment, and the Interest, shall be returned to Purchaser, whereupon neither party shall have any rights, obligations, or liabilities hereunder, and, without limiting the foregoing, Purchaser shall have no interest in the Real Property, and Seller shall retain title to the Purchased Hotel Assets as if this Agreement had never been executed by either party.

          37. Miscellaneous.

          (a) Except as otherwise expressly set forth in this Agreement, Seller shall have no right to terminate this Agreement during the Due Diligence Period.

          (b) Whenever in this Agreement the date upon which the performance of any act is required to take place shall occur on a non-business day, the date for such performance shall be moved to the business day immediately following such date.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    SELLER:

                       THE PORT AUTHORITY OF NEW YORK AND
                                   NEW JERSEY

                           /s/ Charles J. Maikish
                       By:_________________________________

                                   PURCHASER:

                           HOST MARRIOTT CORPORATION

                           /s/ Christopher J. Nassetta
                       By:_________________________________



Accepted for Escrow Agent as to the applicable provisions of Paragraph 2 hereof:

COMMONWEALTH LAND TITLE INSURANCE CO., INC.


   /s/ Donald C. Ende
By_________________________